                                  SCHEDULE 14A

                                 (Rule 14a-l01)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement

[ ]   Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6
      (e)(2)).

[ ]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material under Section 240.14a-11(c) of Section 240.14a-12.

                    COMMERCIAL NATIONAL FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]   No fee required.

[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
            Common Stock, no par value

      --------------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:
            700,000 shares of common stock

      --------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            $12.50 (per share price to be paid in transaction)
      --------------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction: $8,750,000

      --------------------------------------------------------------------------

      (5)   Total fee paid:
            $1,108.63

      --------------------------------------------------------------------------

[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

      --------------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

      --------------------------------------------------------------------------

      (3)   Filing party:

      --------------------------------------------------------------------------

      (4)   Date filed:

      --------------------------------------------------------------------------

                                     PRELIMINARY COPY DATED NOVEMBER _____, 2004

                   COMMERCIAL NATIONAL FINANCIAL CORPORATION
                              101 North Pine River
                             Ithaca, Michigan 48847

                             _______________, 2004

Dear Shareholder:

      A special meeting of shareholders will be held at __:00 a.m. on _______________, 2005, at ______________________________, Ithaca, Michigan.

      The purpose of the special meeting is to consider and vote on a proposed transaction that would allow us to terminate the registration of Commercial common stock under the Securities Exchange Act of 1934 and eliminate significant burdens, risks and expense related to that registration. Referred to as "going private," the proposed transaction is expected to reduce the number of our shareholders of record to fewer than 300 persons, as required for termination of the registration. The reduction in the number of shareholders would be accomplished by a merger of a newly-formed, wholly-owned subsidiary of Commercial with and into Commercial.

      Under the terms of the Agreement and Plan of Merger, each shareholder who owns fewer than 4,000 shares of common stock immediately prior to the effective time of the merger would have his or her shares converted into the right to receive $12.50 per share in cash, and each shareholder who owns 4,000 or more shares would have his or her shares remain outstanding as Commercial common stock after the merger.

      At the special meeting, shareholders will also consider and vote on a proposed amendment to Commercial's Articles of Incorporation. The amendment would grant Commercial a right of first refusal with respect to future transfers of shares of Commercial common stock. This amendment is intended to slow the growth in the number of our shareholders in the future, thus avoiding or delaying the need to again register. Approval of the amendment is contingent upon shareholder approval of the Agreement and Plan of Merger. As a result, the amendment will not become effective unless the merger is approved and is effective.

      Our Board of Directors has approved the going private transaction and the amendment and believes they are in the best interest of all Commercial shareholders. The board recommends that you vote FOR the proposed transaction and FOR the amendment.

Sincerely,

___________________________
Jeffrey S. Barker
President and Chief Executive Officer

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                    COMMERCIAL NATIONAL FINANCIAL CORPORATION
                       101 North Pine River, P.O. Box 280
                             Ithaca, Michigan 48847

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

      A Special Meeting of Shareholders of Commercial National Financial Corporation, a Michigan corporation ("Commercial") will be held at _____:00 a.m. on _______________, 2005, at the ______________________________,
____________________, Ithaca, Michigan, for the following purposes:

      (1) To approve the Agreement and Plan of Merger dated as of November 16, 2004, by and between Commercial and CB Merger Company, a Michigan corporation ("CB Merger Co."), pursuant to which CB Merger Co. will merge with Commercial, with Commercial being the surviving corporation, and each of the transactions contemplated thereby. This proposal is not contingent on shareholder approval of the amendment proposal.

      (2) To approve an amendment to Commercial's Articles of Incorporation which would grant Commercial a right of first refusal with respect to future transfers of shares of Commercial common stock. The amendment is contingent on shareholder approval of the Agreement and Plan of Merger.

      (3) To transact such other business as may properly come before the meeting or any adjournments of the meeting.

      Only shareholders of record at the close of business on _______________, 2004, are entitled to notice of and to vote at the meeting and any adjournment of the meeting. As of _______________, 2004, there were __________ shares of Commercial common stock outstanding.

      Those shareholders who will receive cash if the merger is approved are entitled to dissent and be paid the fair value of their shares by complying with the procedures detailed in Sections 764 to 772 of the Michigan Business Corporation Act (see pages 26-28).

      Shareholders are cordially invited to attend the meeting in person. Whether planning to attend the meeting or not, shareholders are urged to complete, date and sign the enclosed proxy and return it promptly. Any proxy may be revoked by the person giving it any time before it is voted at the meeting. Proxies may be revoked by delivering to Patrick G. Duffy, Secretary, 101 North Pine River, Ithaca, Michigan, 48847, a written notice of revocation bearing a later date than the proxy, by duly executing and delivering to the Secretary a subsequently dated proxy relating to the same shares or by attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute revocation of a proxy). The enclosed, addressed envelope requires no postage if mailed in the United States.

                                       By Order of the Board of Directors,

                                       Patrick G. Duffy, Secretary

Date:  _______________, 2004

                          YOUR VOTE IS VERY IMPORTANT.
                PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER OR THE AMENDMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR THE AMENDMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION DISCLOSED IN THIS NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AND THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                     PRELIMINARY COPY DATED NOVEMBER _____, 2004

                    COMMERCIAL NATIONAL FINANCIAL CORPORATION
                       101 North Pine River, P.O. Box 280
                             Ithaca, Michigan 48847

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS

                        To be held _______________, 2005

                               GENERAL INFORMATION

      This proxy statement and the accompanying notice to holders of common stock of Commercial National Financial Corporation, a Michigan corporation, are furnished in connection with the solicitation of proxies on behalf of the Board of Directors, to be voted at a special meeting of Commercial's shareholders to be held at __:00 a.m. on _______________, 2005, at the ____________________,
located at ____________________, Ithaca, Michigan, or any adjournment of that meeting ("Special Meeting"). This proxy statement and accompanying proxy card were first sent or given to shareholders on _______________, 2004.

      Holders of record of common stock at the close of business on _______________, 2004, will be entitled to vote at the Special Meeting on
_______________, 2005, and any adjournment of that meeting. The purpose of the meeting is to consider and vote on (i) a proposal to approve the Agreement and Plan of Merger, dated as of _______________, 2004, which will result in the merger of Commercial and CB Merger Company, a newly-formed subsidiary of Commercial organized for the sole purpose of facilitating this proposed transaction; (ii) a proposal to approve an amendment to Commercial's Articles of Incorporation; and (iii) any other business that may properly come before the meeting or any adjournments of the meeting. The Agreement and Plan of Merger is attached to this proxy statement as Appendix A. The text of the proposed amendment is attached to this proxy statement as Appendix B.

      Pursuant to the Agreement and Plan of Merger, CB Merger Company will merge with and into Commercial, with Commercial continuing as the surviving corporation after the merger. If Commercial shareholders approve the Agreement and Plan of Merger, each shareholder owning fewer than 4,000 shares of common stock immediately before the effective time of the merger will be entitled to receive $12.50 per share in cash, without interest, and each shareholder owning 4,000 or more shares immediately before the effective time of the merger will continue to hold the same number of shares after the merger and will not receive any cash. The proposed amendment would prohibit future transfers of common stock unless the transferee shareholder first offers to sell the shares he or she would like to transfer, to Commercial. The proposed amendment is contingent on shareholder approval of the Agreement and Plan of Merger.

      The merger will be effective when Commercial files a certificate of merger with the Michigan Department of Labor and Economic Growth or as otherwise specified in the certificate of merger. After the effective time of the merger, Commercial anticipates it will have fewer than 300 shareholders of record. As a result, Commercial would be able to terminate the registration of its common stock under the Securities Exchange Act of 1934 and eliminate significant related expenses.

      This document provides you with detailed information about the merger and the proposed amendment. Please see "Where You Can Find More Information" on page 38 for additional information about Commercial on file with the Securities and Exchange Commission.

                               SUMMARY TERM SHEET

      This Summary Term Sheet, together with the "Questions and Answers," following this Summary Term Sheet, briefly describe the material terms of the merger and the amendment. To fully understand the proposed merger and amendment, we encourage you to carefully read the entire proxy statement and all of its appendices. The actual terms of the merger are found in the Agreement and Plan of Merger, which is attached to this proxy statement as Appendix A. The text of the proposed amendment is located in Appendix B. For your convenience, we have directed your attention in parentheses to the locations in this proxy statement where you can find a more complete discussion of each item listed below.

- The merger would result in a reduction in the number of Commercial shareholders of record. This reduction is expected to permit Commercial to terminate the registration of its common stock under the Exchange Act. (See pages 24 and 25.)

- The merger would be effective when a certificate of merger is filed with the Michigan Department of Labor and Economic Growth, or as otherwise specified in the certificate of merger. Commercial intends to file the certificate of merger promptly following shareholder approval of the merger proposal. (See page 23 and 24.)

- Each Commercial shareholder who owns 4,000 or more shares of common stock immediately prior to the effective time of the merger will continue to hold the same number of shares as a result of the merger. (See pages 20-23.)

- Continuing Commercial shareholders following the effective time will not be entitled to any cash payment as a result of the merger. (See pages 20-23.)

- Each Commercial shareholder who owns fewer than 4,000 shares of common stock immediately prior to the effective time of the merger will be entitled to receive only cash, without interest, in the amount of $12.50 for each share of common stock held immediately prior to the effective time. (See pages 20-23.)

- Following the effective time of the merger, shareholders who are entitled to be paid cash for their shares will no longer be shareholders of Commercial. (See page 20.)

- Each Commercial shareholder who owns fewer than 4,000 shares of common stock immediately prior to the effective time of the merger may elect to dissent from the merger. (See pages 26-27.)


- The Company intends to finance the merger through a combination of working capital and funds received through the proceeds of the sale by Commercial of trust preferred securities. (See page 24.)

- As a result of the merger, Commercial anticipates that it will be able to terminate the registration of its common stock under the Exchange Act. This means Commercial would no longer publicly file financial information nor incur the burdens, risks and expense associated with being subject to this act. (See pages 24 and 25.)

- Following the completion of the merger, Commercial's common stock may continue to be quoted in the OTC Bulletin Board or Commonly referred to as Pink Sheets, however, the public would have less access to information about Commercial. (See pages 37 and 38.)

- Commercial's directors and officers may have, or appear to have, a conflict of interest in voting for and recommending the approval of the merger. (See pages 15.)

- The merger may be taxable to those shareholders who receive cash for their shares. These shareholders are expected to recognize gain or loss for federal, and possibly state and local, income tax purposes when they receive cash for their shares. They will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in their shares of common stock. THESE SHAREHOLDERS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS FOR A FULL UNDERSTANDING OF THE MERGER'S CONSEQUENCES. (See pages 28 and 29.)

- Commercial's financial advisor, Donnelly Penman & Partners, has given the Board of Directors a written opinion dated November 17, 2004, that states the cash consideration to be paid to shareholders who receive cash is fair from a financial point of view. (See pages 15-20.) A copy of this opinion is attached to this proxy statement as Appendix C.

- The amendment will not take effect unless the shareholders approve the merger. (See pages 30.)

- The proposed amendment is expected to help slow the growth in the number of shareholders, thus avoiding or delaying the need to again register the common stock under the Exchange Act. The amendment would be effective when Commercial files a certificate of amendment with the Michigan Department of Labor and Economic Growth. Commercial intends to file the certificate of amendment promptly following shareholder approval of the amendment proposal. The amendment is contingent on shareholder approval of the Agreement and Plan of Merger. (See pages 30 and 31.)

- THE BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED MERGER AND AMENDMENT ARE EACH SUBSTANTIVELY AND PROCEDURALLY FAIR TO AND IN THE BEST INTERESTS OF COMMERCIAL AND ITS SHAREHOLDERS, INCLUDING ALL UNAFFILIATED SHAREHOLDERS. THE BOARD HAS ALSO DETERMINED THAT THE PRICE OF $12.50 PER SHARE PAID TO THOSE HOLDERS RECEIVING CASH FOR THEIR SHARES AFTER THE EFFECTIVE TIME IS A FAIR PRICE.

- YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AGREEMENT AND PLAN OF MERGER PROPOSAL AND FOR THE AMENDMENT PROPOSAL.

      THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS. The forward-looking statements are based on management's beliefs, assumptions, current expectations, estimates and projections about the merger, the Agreement and Plan of Merger, the proposed amendment, Commercial itself, the economy and the banking industry generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "predicts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Actual results and outcomes may materially differ from what may be expressed or forecasted. Risk factors include, but are not limited to, changes in banking laws and regulations; changes in securities and tax laws; changes in governmental and regulatory policy; changes in the national and local economy; changes in costs and other assumptions used in forecasting management's expectations concerning the costs and cost savings associated with the merger; the ability of Commercial to implement effectively the merger; and the ability to and speed with which Commercial may achieve all cost savings anticipated from the merger. These are representative of the risk factors that could cause a difference between an ultimate actual outcome and a forward-looking statement.

                             QUESTIONS AND ANSWERS

      The questions and answers below are a summary of items described in this proxy statement. To fully understand the merger and the amendment, you are encouraged to read carefully the entire proxy statement.

WHY DID THE COMPANY SEND ME THIS PROXY STATEMENT?

      We sent you this proxy statement and the enclosed proxy card because the Company's Board of Directors is soliciting your vote for use at the Special Meeting of Shareholders to be held at the time and place, and for the purposes, set forth in the Notice of Special Meeting of Shareholders. This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in the envelope provided.

WHAT IS THE TIME AND PLACE OF THE SPECIAL MEETING?

      The meeting will be held at __________ in Ithaca, Michigan, at _____:00 a.m. local time, on _______________, 2005.

WHO MAY BE PRESENT AT THE SPECIAL MEETING AND WHO MAY VOTE?

      All holders of Company common stock may attend the meeting in person. However, only holders of record of Company common stock as of the close of business on _______________, 2004 may cast their votes in person or by proxy at the meeting.

WHAT DO I NEED TO DO NOW?

      Please sign, date and complete the enclosed proxy card and promptly return it in the enclosed, self-addressed, prepaid envelope so that your shares can be represented at the meeting.

IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

      Your broker will vote your shares for you only if you instruct your broker how to vote for you. Your broker should mail information to you that will explain how to give these instructions.

CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

      Yes, Just mail to Patrick G. Duffy, the Company's Secretary, a written revocation or a later-dated, completed and signed proxy card before the meeting or simply attend the meeting and vote in person.

WHAT IF I DON'T SEND BACK A PROXY CARD OR VOTE MY SHARES IN PERSON AT THE SPECIAL MEETING?

      If you don't return your proxy card or vote your shares in person at the meeting, each of those shares will be treated as not present at the meeting and will have the same effect as a vote against the merger and the amendment.

WHY HAS THE BOARD OF DIRECTORS CHOSEN THIS COURSE OF ACTION?

      The Board of Directors has recommended the merger so that Commercial will no longer incur the burdens, risks and expense associated with its obligations as a reporting company under the Exchange Act.

WHAT IS A MERGER?

      A merger is a mechanism by which two companies are effectively combined into a single, surviving company. One company "survives" (i.e., exists following) a merger. Commercial will be the company that survives the proposed merger.

WHEN WILL THIS HAPPEN?

      If the shareholders approve the merger and the amendment, the effective time of the merger and the amendment is expected to be shortly after the Special Meeting of Shareholders.

WHAT IS "GOING PRIVATE?"

      The term "going private" is used within this proxy statement to mean the transformation of Commercial from a company that is obligated to file detailed, periodic reports and comply with other requirements under the Exchange Act (a "reporting company") to a company with less than 300 shareholders that is no longer subject to those requirements. This transformation will take place after the effective time of the merger. Commercial has decided to go private to eliminate the burdens, risks and expense associated with being a reporting company.

WHAT WILL HAPPEN IF I OWN FEWER THAN 4,000 SHARES?

      Shareholders who own fewer than 4,000 shares immediately prior to the effective time of the merger will, as a result of the merger, no longer be shareholders of Commercial. This means that they will no longer have voting rights or the right to receive dividends or distributions from Commercial. They will be paid $12.50 in cash for each pre-merger share they held.

WHAT IF I OWN 4,000 OR MORE SHARES?

      Shareholders who own 4,000 or more shares immediately prior to the effective time of the merger will continue to hold the same number of shares following the effective time of the merger. These shareholders will not receive cash in connection with the merger.

WHAT IF I HOLD MY SHARES IN STREET NAME?

      Any shares you hold in street name will be added to the number of any shares you may hold directly in record name in determining the number of shares you hold. You will be entitled to retain your Commercial common stock as a result of the merger only if you certify to Commercial that the total number of shares of common stock you hold (whether of record or in street name) is 4,000 or more. The Agreement and Plan of Merger has detailed provisions regarding the treatment of shares held in street name. You should read the discussion under "THE TRANSACTION - Material Terms" on pages 20-22 for a description of these provisions as well as the terms of the Agreement and Plan of Merger.

HOW WILL I RECEIVE MY CASH FOLLOWING THE MERGER?

      After the effective time of the merger, Commercial will send transmittal documents to former shareholders entitled to receive cash. These documents explain how you should turn in your old share certificates in exchange for cash. If applicable, Commercial will pay you for your old shares after you have surrendered your old share certificates.

SHOULD I SEND IN MY SHARE CERTIFICATES NOW?

No. After the merger is complete, Commercial will send written transmittal materials for surrendering share certificates to persons who own fewer than 4,000 shares of common stock immediately before the effective time of the merger.

WILL THE MERGER AFFECT COMMERCIAL BANK?

      No. The Bank will continue to operate as a wholly owned subsidiary of Commercial following the merger.

WHAT IS THE PURPOSE OF THE AMENDMENT?

      The amendment will allow Commercial to slow the growth of its shareholder base by requiring a shareholder who would like to transfer his or her shares to first offer to sell the shares to Commercial.

IF I HAVE ADDITIONAL QUESTIONS, WHO CAN I CONTACT?

      If you have additional questions regarding the proxy, this proxy statement, the merger, the amendment or related matters, you should contact:
Jeffrey S. Barker, President and CEO of the Company at (989) 875-4144.

                                 SPECIAL FACTORS

REASONS FOR THE MERGER

      The Board of Directors believes that the benefits derived by Commercial National Financial Corporation (the "Company" or "Commercial") and its shareholders from being a reporting company are outweighed by the substantial burdens, risks and expense associated with being a reporting company. The purpose of the proposed merger (the "Merger") with CB Merger Company ("CB Merger Co.") is to permit the Company to terminate the registration of its common stock (the "Common Stock") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and thus eliminate its reporting and other obligations under the Exchange Act. The Merger is expected to make that possible by causing the Company to have fewer than 300 shareholders of record.

      Management estimates that being subject to the Exchange Act presently causes the Company to incur incremental expense for legal, accounting and other direct and indirect costs. Estimated expenses for calendar 2004 associated with being a reporting company are expected to be approximately $96,000 and for 2005 $362,000. Costs for 2003 were approximately $85,832. See "THE TRANSACTION - Termination of Exchange Act Registration" (pages 24 and 25).

      Passage of the Sarbanes-Oxley Act of 2002 (the "Act") has subjected, and will subject, the Company and its directors and officers to additional burdens, risks and expense that are substantial in scope. The new corporate governance, accounting, internal control and liability provisions of the Act, while arguably appropriate for large public companies, are believed by the Board of Directors to place a disproportionately high burden on the management and financial resources of relatively small companies such as Commercial. Bank holding companies and banks, such as the Company and its subsidiary, are already subject to a comparatively high degree of supervision, regulation and examination by state and federal bank regulatory agencies. Bank regulatory requirements are in some cases similar to those of the Act.

      The Company would be able to terminate the registration of its Common Stock and relieve itself of some of the legal duties, risks and expense associated with being a reporting company if it had fewer than 300 shareholders of record. See "THE TRANSACTION - Termination of Exchange Act Registration" (pages 24 and 25). As of October 1, 2004, the Company had 696 shareholders of record. Of those shareholders, approximately 536 shareholders own fewer than 4,000 shares. The shares held by holders of fewer than 4,000 shares represent in the aggregate approximately 702,476 shares, or 17.1% of the Company's outstanding shares. Ownership of the 82.9% of the Company's shares held by holders of 4,000 or more shares is well dispersed, with one shareholder beneficially owning 7.41% of the shares and no other single shareholder beneficially owning more than 5% of the shares.

      The Board of Directors recognizes and has carefully considered the possibility that some owners of fewer than 4,000 shares would prefer to keep their shares. The Board of Directors is mindful of the fact that some of its smaller shareholders are both shareholders and Commercial Bank (the "Bank") customers of long standing. It is expected that some owners of fewer than 4,000 shares will be able to retain their shares by acquiring additional shares or consolidating family holdings so that they own 4,000 or more shares. The Board of Directors sincerely regrets the fact that some smaller shareholders who would prefer to retain their shares will be paid cash for their shares. The Board of Directors selected the price to be paid for shares in the Merger, which exceeds recent reported transaction prices, in part with the intention of compensating small shareholders for having their shares purchased against their wishes.

      CB Merger Co. is a wholly owned subsidiary of the Company and was organized solely for the purpose of facilitating the Merger. As a result CB Merger Co.'s purpose and reasons for engaging in the Merger are the same as those set forth above.

EFFECTS OF THE MERGER

      The Merger is a going private transaction because it is intended to and, if completed, will likely enable the Company to terminate the registration of its Common Stock and thus eliminate the Company's reporting requirements and the other burdens, risks and expenses associated with being a reporting company under the Exchange Act. As a result of the Merger, it is expected that the Company will no longer be subject to the provisions of the Act or the liability provisions of the Exchange Act. In addition, officers of the Company will no longer be required to certify the accuracy of the Company's financial statements. For more information regarding this registration termination and associated effects, see "THE TRANSACTION - Termination of Exchange Act Registration" (pages 24 and 25). The Merger has been structured with the expectation that upon consummation of the Merger the Company will have fewer than 300 recordholders of its shares of Common Stock. The Company organized CB Merger Co. solely to facilitate the Merger. CB Merger Co. will be merged with and into the Company pursuant to the terms of the Agreement and Plan of Merger (the "Plan of Merger"). The Company will be the surviving corporation to the Merger; CB Merger Co. will cease to exist following the Merger and its outstanding shares of common stock (all of which are held by the Company) will be cancelled for no consideration. The Merger will be effective when Commercial files a certificate of merger with the Michigan Department of Labor and Economic Growth or as otherwise specified in the certificate of merger (the "Effective Time").

      The Merger is expected to benefit the Company by reducing the burdens, risks and expenses associated with being a reporting company. However, the Merger is also expected to have adverse effects. While the Common Stock would likely continue to be traded on the OTC Bulletin Board or Commonly referred to as Pink Sheets, shareholders would have decreased access to information about the Company. Those shareholders being cashed-out may not wish to do so and would not have the opportunity to participate in the Company's future growth and earnings (if any). The Merger may negatively affect the goodwill of some of the Bank's customers. See "SPECIAL FACTORS - Fairness; Recommendation of Board of Directors" (pages 10-15).

      If completed, the Merger will have the following effects.

      Shareholders Owning Fewer than 4,000 Shares. Each share of Common Stock owned by a shareholder who owns fewer than 4,000 shares immediately prior to the Effective Time will be converted, pursuant to the terms of the Plan of Merger, into the right to receive a cash payment of $12.50 per share. As of the Effective Time, holders of these shares will have no further interest in the Company. These shareholders will not have to pay any service charges or brokerage commissions in connection with the Merger or the cash payments to them, unless a bond is required in the event of a lost stock certificate.

      Shareholders Owning 4,000 or More Shares. Each share of Common Stock owned by a shareholder who owns 4,000 or more shares immediately prior to the Effective Time will remain outstanding and continue to represent one share of Common Stock following the Merger.

      Beneficial owners of shares held in "street name." Some beneficial owners of shares hold shares in accounts with banks, brokerage firms and other investment institutions. Typically, shares held in such accounts are registered in the name of the bank, broker, investment institution, or in the name of its depository or nominee. Shares held in this way are referred to as shares held in "street name". Typically, these institutions co-mingle the shares held for multiple customers and hold all of them registered in the name of a depository nominee. The right to retain stock or receive cash as a result of the Merger will be determined with reference to the sum of the shares a shareholder holds in street name plus the number of shares held directly in record name as of the Effective Time. See "THE TRANSACTION - Material Terms" (pages 20-22).

BACKGROUND OF THE MERGER PROPOSAL

      Of Commercial's approximately 696 current record shareholders, approximately 536, or approximately 77.0%, hold fewer than 4,000 shares. Collectively, the approximately 536 record holders of Common Stock holding fewer than 4,000 shares own an aggregate of approximately 702,476 shares of Common Stock, representing approximately 17.1% of the outstanding shares of Common Stock. The Board of Directors and Company's management are of the view that the recurring expense and burden of maintaining so many relatively small shareholder accounts, coupled with the costs and regulatory burden associated with maintaining registration of the Common Stock under Section 12 of the Exchange Act, is not cost efficient for Commercial.

      The Common Stock is not listed on any national securities exchange but rather is traded on the OTC Bulletin Board or Commonly referred to as Pink Sheets. To the knowledge of the Board of Commercial there are less than 8 market makers in Commercial common stock. Accordingly, there is very limited trading of the Common Stock, which may be due, in part, to the relatively few number of holders owning Common Stock. Approximately 23.3% of the Common Stock is beneficially owned or controlled by the executive officers and directors of Commercial. This limited trading market has not allowed Commercial shareholders to recognize the primary benefit which should be available to shareholders of a publicly traded company, which is the ability to buy and sell stock in a liquid market in which accurate and timely pricing information is readily available.

      Although Commercial shareholders are provided some benefit due to Commercial being a publicly traded company, the Board of Commercial has determined that compliance with increasingly stringent reporting and auditing requirements provides many disadvantages to off-set this benefit. As a "reporting company" under the Exchange Act, Commercial is obligated to prepare and file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements that comply with Section 14 of the Exchange Act, in addition to other reports and forms from time to time. In the wake of the Enron and WorldCom scandals, Commercial is subject to increased and constantly changing regulatory requirements under the Act. Compliance with these SEC reporting and audit requirements and increased regulatory restrictions diverts the time of senior management and financial staff from other Commercial business. Also, as a result of these increased and changing legislative requirements, outside legal, auditing and accounting costs continue to rise and are anticipated to continue to rise in the future.

      The time that Commercial's management spends on preparation of required reports and compliance with the new SEC regulations could be more productively spent on other business matters that bear a more direct relationship to Commercial's operations and profitability. The Company believes that becoming a private company will enhance Commercial's operating flexibility and resources to focus upon the long-range plans for Commercial and the needs of its customers. Also, due to Commercial's status as a financial holding company which owns a state chartered commercial bank, it will continue to be extensively regulated under other federal and state laws. The Company will continue to be subject to periodic reporting requirements and inspections from certain regulatory agencies, including the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve and the Office of Financial and Insurance Services of the State of Michigan.

      Based on the recommendation of Commercial's management, the Board determined to consider the possibility of becoming a private company. On September 28, 2004, the Board of Directors met with its general counsel and a representative of Plante & Moran, LLP, to discuss the Act in more detail and to discuss the issue of remaining public or "going private". All the directors were present. Commercial's general counsel led the discussion and presented a memorandum concerning the going private process and various issues and considerations related to that process. This memorandum offered the positives and negatives of remaining a public corporation; as well as the various methods of reducing the number of recordholders pursuant to a going private transaction. The representative of Plante & Moran attended the meeting to discuss Section 404 of the Act. Plante & Moran is the Company's internal audit firm and the Company intended to engage them to assist in the review and implementation of Section
404. At that meeting, the representative of Plante & Moran made a presentation on the requirements, process, and costs of a program which would lead to compliance with Section 404 of the Act. Such a program would require evaluation, documentation and assessment of the Company's internal control over financial reporting to support management's certification on internal control over financial reporting and the independent auditor's attestation on management's assessment which would be required in 2005 under SEC rules adopted under Section 404 of the Act. The chief financial officer presented a spreadsheet showing the estimated cost for the Company to remain public. This included the estimated costs of compliance with Section 404 of the Act. The chief financial officer also provided a report on the number of record shareholders and the breakdown of shareholders by number of shares held. Extensive discussion followed on going private. At the conclusion of that meeting, the Board authorized management to further analyze a possible going private transaction and to obtain additional information on the process and costs of going private.

      At the Board of Directors meeting on October 20, 2004, management presented its report on the further exploration of a going private transaction. Written materials, including a memorandum prepared by general counsel, were distributed and reviewed in advance. There was an extensive discussion of the feasibility, legal and regulatory requirements, procedural issues and timeline for a possible going private transaction by the Company. There was also a discussion of the Board's fiduciary duties to the Company and its shareholders, fairness issues, the approximate cost of a possible going private transaction, and possible effects of such a transaction on the Company and its remaining shareholders.

      At that meeting, after extensive discussion, the Board of Directors authorized Commercial's officers to further investigate the feasibility and advisability of a merger transaction which would permit the Company to discontinue its registration under the Exchange Act; to select, engage and incur expenses for financial advisors, accountants, and legal professionals; to make a presentation to the full Board on its findings and recommendations; and to formulate and present specific proposals for later action by the Board of Directors on such a transaction.

      On November 11, 2004, all Board members, except Howard D. Poindexter, attended a regularly scheduled board meeting. The officers of the Company and general counsel presented to the Board of Directors a proposed merger transaction intended to reduce the number of shareholders to a level which would permit it to terminate its SEC reporting obligations. The officers presented estimates of the direct and indirect costs to the Company of remaining a registered company. The Board agreed that the burden on management and the expense of the SEC reporting and other filing obligations outweighed any benefit from the SEC registration.

      Donnelly Penman & Partners presented a valuation report and opinion at the November 11 meeting, a detailed description of an updated version of which is contained in this proxy statement under the caption "Opinion of Financial Advisor." Donnelly Penman & Partners explained the detailed procedures performed and the financial analyses supporting the range of values. The board members discussed the different factors involved in these procedures and Donnelly Penman & Partners described the assumptions utilized in its valuation report. Discussion took place, the substance of which is described in this proxy statement under the caption "SPECIAL FACTORS - Fairness; Recommendation of Board of Directors" (pages 10-15). The Board of Directors received from Donnelly Penman & Partners a written opinion that, as of November 11, 2004, the fair market value of the Company's common stock was $12.01 per share.

      After considerable discussion, the Board of Directors unanimously voted in favor of proceeding with the proposed "going private" merger transaction. The Board reviewed the shareholder records and determined that shareholders owning fewer than 4,000 shares should have their shares converted into the right to receive cash in the Merger. In approving the Merger transaction, the Board took into consideration the fact that, because shareholders would be aware of the 4,000 share cutoff for participating in the Merger, small shareholders who would still prefer to remain as shareholders of Commercial, despite the Board's recommendation, could elect to do so by acquiring sufficient shares so that they would own at least 4,000 shares immediately prior to the Effective Time of the Merger. This would allow a small shareholder to have some control over the decision as to whether to remain a continuing shareholder after the Merger, or to be a non-continuing shareholder and receive a cash payment for their shares.

      The Board of Directors determined that $12.50 per share would be paid for the shares of Common Stock converted to the right to receive cash in the Merger and that the proposed merger transaction would be fair to the Company and its shareholders (including unaffiliated shareholders).

      At the November 11th meeting, the Board received the oral opinion of Donnelly Penman & Partners that the $12.50 per share price was fair, from a financial point of view, to shareholders owning fewer than 4,000 shares, who would receive cash in the merger. Donnelly Penman & Partners later delivered a written fairness opinion confirming its oral opinion. This opinion is presented in Appendix C to this proxy statement.

         At the November 11th meeting, the Board reviewed a proposed Agreement and Plan of Merger and unanimously approved resolutions adopting the Plan of Merger, authorizing management to proceed with the merger transaction and to seek shareholder approval of the merger proposal. Legal counsel presented a draft proxy statement and transaction statement on Schedule 13E-3 and discussed the necessary SEC disclosures. The Board approved the form of proxy statement and Schedule 13E-3 and authorized management to make all necessary filings with the SEC or otherwise to consummate the proposed going private transaction. Each director indicated his intent to vote as a shareholder in favor of the Plan of Merger.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PLAN OF MERGER AND "FOR" APPROVAL OF THE AMENDMENT.

FAIRNESS; RECOMMENDATION OF BOARD OF DIRECTORS

      The structure and terms of the Merger were determined by current management and the Board of Directors. The Board of Directors consists of eleven persons, nine of whom are independent directors, and only two of whom are officers of the Company. The Board retained Donnelly Penman & Partners, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to value the Common Stock. The cash consideration to be paid for the Common Stock under the Merger was determined by the Board of Directors, in part, based on Donnelly Penman & Partners' valuation report.

      Based in part on the valuation report and fairness opinion prepared by Donnelly Penman & Partners and the considerations set forth below, the Board of Directors has determined and reasonably believes that the Plan of Merger proposal is in the best interests of, and substantively and procedurally fair to, the Company and its shareholders (including the unaffiliated shareholders) and that the Merger consideration of $12.50 per share payable to the shareholders who will receive the cash in the Merger is fair to those shareholders. Accordingly, the Board of Directors, including all of the directors who are not employees of the Company or the Bank, unanimously approved the Merger, and recommends that the shareholders vote in favor of the Merger and the Plan of Merger. All of the members of the Board of Directors have expressed an intention to vote in favor of the Plan of Merger, including all of the Board members who are not employees of either the Company or the Bank.

      In reaching its decision to approve the Merger and in making its recommendation, the Board of Directors considered a number of material factors as described below.

      Positive Factors for Shareholders who Receive Cash in the Merger. The factors that the Board considered positive for the shareholders who receive cash in the Merger (including unaffiliated shareholders) included:

      - The cash price per share of $12.50 offered in the Merger represents a premium of $6.39 per share (104.6%) over the September 30, 2004 book value per share of $6.11, a premium of $1.25 over the most recent sale transaction immediately before the Board action of $11.25 and a premium of $.49 per share (4.1%) over the $12.01 fair market value determined in the valuation opinion of Donnelly Penman & Partners.

      - The Merger consideration is all cash, which provides certainty of value to those shareholders and immediate liquidity for the shareholders who receive cash in the Merger.

      - No brokerage or other transaction costs are to be incurred by shareholders who receive cash in the Merger, unless a bond is required in the event of a lost stock certificate.

      Positive Factors for Remaining Shareholders. The factors that the Board considered as positive for the shareholders who will remain shareholders following the Merger, including unaffiliated shareholders, included:

      - Remaining shareholders would realize the potential benefits of the termination of the registration of the Common Stock under the Exchange Act, including reduced expenses as a result of deregistration with the SEC.

      - Remaining shareholders would have the opportunity to participate in the Company's future growth and earnings, if any.

      - The Merger is expected to result in accretion to net income, earnings per share and return on equity; this is a function of the decrease in the number of shares of Common Stock as a result of the Merger as well as cost savings.

      - Remaining shareholders would not be required to pay income taxes as a result of the Merger.

      Negative Factors for Shareholders Receiving Cash in the Merger. The factors that the Board considered negative for the shareholders who would receive cash in the Merger (including unaffiliated shareholders) included:

      - These shareholders would not have the opportunity to participate in the Company's future growth and earnings, if any.

      - These shareholders will not be able to sell their shares at a time and for a price of their choosing.

      - These shareholders may be required to pay income tax on the receipt of cash in the Merger.

      Negative Factors for Remaining Shareholders. The factors that the Board considered negative for the shareholders who will retain their shares in the Merger, including all unaffiliated shareholders, included:

      - The Merger may negatively affect goodwill of certain of the Bank's customers.

      - After the Common Stock is deregistered, the shareholders will have decreased access to information about the Company.

      - Donnelly Penman & Partners valuation opinion, on which the Board relied, did not utilize a marketability or minority interest discount for its analyses.

      - The remaining shareholders, following the Merger, will have restrictions on their ability to transfer shares of Common Stock because (i) the shares will be tradable only in privately-negotiated transactions, and there will not be a public market for the Common Stock, although, based on the historically low trading volume, this factor is expected to have a limited impact; and (ii) assuming the amendment to the Company's Articles of Incorporation is approved, Commercial will have a right of first refusal with respect to future transfers of shares.

      Although the Board considered the negative factors described above, it concluded that the benefits of the positive factors outweighed the detriments of the negative factors and that the proposed transaction was substantively and procedurally fair to and in the best interest of the Company's shareholders, including unaffiliated shareholders.

      Fair Price Considerations. The Board of Directors selected a price of $12.50 per share as the amount to be paid to shareholders who receive cash for their shares of Common Stock as a result of the Merger. The Board of Directors selected a price that it believed to be in excess of the fair market value of the shares, intending to at least partially compensate shareholders who receive cash for the fact that they are being required to dispose of their shares when some would probably prefer to keep their shares and that shareholders who receive cash would probably incur some tax as a result of the Merger.

      The Board of Directors considered the following factors when selecting the purchase price and determining that it is fair:

      - Donnelly Penman & Partners' valuation opinion that the fair market value of shares of Common Stock was $12.01 per share as of November 11, 2004. The Board adopted, as part of its analysis, the analyses of Donnelly Penman & Partners.

      - There is a limited trading market for the Common Stock and not all transactions in the Company's stock are reported to the Company.

      - Prices in stock sale transactions reported to the Company in the third quarter of 2004 ranged from $12.00 to $10.75 per share; historical prices since January 1, 2002 ranged from $14.28 to $8.84 per share. To the Board's knowledge, the most recent transaction involving the Common Stock prior to the November 11, 2004 Board of Directors meeting was for $11.25 per share.

      - The net book value of the Common Stock was $6.11 per share at September 30, 2004.

      - The perceived going concern value of the Company, as provided by Donnelly Penman & Partners, was $12.01 per share.

      - The Company repurchased shares during 2004 at an average price of $11.30 per share.

      - The Company has not received any offers during the last two years for mergers or acquisitions of the Company or its assets or a controlling interest in the Company's stock.

      The Board of Directors did not consider the liquidation value of the Company when selecting the purchase price. The Board of Directors did not consider a liquidation analysis as a relevant factor because given the level of regulation in the banking industry, the liquidation of a bank or discontinuance of a bank's operations is an extremely unlikely event; the valuation opinion provided by the financial advisor assumed, as one method of analysis, the sale of the Company as a "whole" rather than in parts through a liquidation or dissolution; and neither the Company's management nor the board has any intention of liquidating the bank.

      YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE PURCHASE PRICE OF $12.50 PER SHARE IS A FAIR PRICE.

      Fair Process Considerations. Based on a careful review of the facts and circumstances relating to the Plan of Merger, the Board of Directors believes that the Merger and the terms and provisions of the Merger, including the cash paid to shareholders owning less than 4,000 shares, are substantively and procedurally fair to the Company's unaffiliated shareholders. The Plan of Merger was unanimously approved by the Board of Directors.

      In concluding that the Plan of Merger, including the cash to be paid to shareholders owning less than 4,000 shares, is procedurally fair to unaffiliated shareholders, the Board considered a number of factors. The factors the Company's Board of Directors considered, included the following:

      - Because the proposed transaction is a merger of the Company and a wholly-owned subsidiary of the Company, Michigan law would have allowed the Board of Directors to approve the Plan of Merger without a vote of shareholders. The Board of Directors has chosen to submit the Plan of Merger to the shareholders for approval and has conditioned the Merger on approval of the Plan of Merger by holders of a majority of the issued and outstanding shares of Common Stock.

      - The Board of Directors has included in the Plan of Merger a provision that will give shareholders who receive cash in the Merger the right to dissent from the Merger and petition a court to determine the fair value of their shares. This right would not have been available to shareholders in this transaction if the Board of Directors had not chosen to include it. (Shareholders considering exercising this right are cautioned, however, that exercising this right is likely to entail certain costs and risks, and such shareholders should carefully consider the full discussion of dissenter's rights appearing on pages 26-27.)

      - Shareholders who are expected to receive cash in the Merger represent approximately 17.1% of the Common Stock. Because of the small percentage of shares being cashed out in the Merger, the Board concluded that having an unaffiliated representative to act solely on behalf of shareholders who are not directors or officers of Commercial was not necessary to assure fairness.

      - The Company's Board of Directors is primarily comprised of independent members, and, accordingly, there was no need to form a special committee or retain any unaffiliated representative(s) to represent unaffiliated shareholders, as the Board was able to adequately balance the competing interests of the non-continuing shareholders and the continuing shareholders in accordance with their fiduciary duties. Although Board members do own stock in Commercial, the 4,000 share cutoff set in the Plan of Merger was determined without regard to the directors' share ownership, and as this represented the sole potential conflict of interest and the Board members will be treated identically to all other shareholders in the Merger, the Board did not feel that any additional protections that may be afforded by a special committee would be significant.

      - The Board obtained a valuation report and fairness opinion from an independent third party concerning the Common Stock, and the Board imposed no limitations upon Donnelly Penman & Partners with respect to the investigation made or procedures followed in rendering its valuation report and fairness opinion.

      - The Board retained and received advice from legal counsel in evaluating the terms of the Merger.

      The Board is aware of, and has considered, the impact of the following potentially countervailing factors on the procedural fairness of the proposed
Merger:

      - Although the interests of those shareholders who own fewer than 4,000 shares are different from the interests of those shareholders who own 4,000 or more shares and may create actual or potential conflicts of interest in connection with the Merger, neither the Board or any of the directors retained an independent, unaffiliated representative to act solely on behalf of shareholders who own fewer than 4,000 shares for the purposes of negotiating the terms of the Plan of Merger or preparing a report concerning the fairness of the Merger.

      - The Merger is not structured to require approval of at least a majority of the shareholders who will receive cash in the transaction; however, the Board determined that any such voting requirement would improperly usurp the power of the holders of a majority of the Company's outstanding shares to consider and approve the Plan of Merger as provided in Commercial's Articles of Incorporation and under Michigan law.

      - The only appraisal the Company sought in connection with the Merger was the valuation report provided by Donnelly Penman & Partners.

      - Neither the Company nor CB Merger Co. has made any provision in connection with the Merger to grant unaffiliated shareholders access to the Company's or CB Merger Co.'s corporate files or to obtain counsel or appraisal services for such shareholders at the Company's or CB Merger Co.'s expense.

      The Board believes that the foregoing potentially countervailing factors did not, individually or in the aggregate, outweigh the overall procedural fairness of the Merger to the Company's unaffiliated shareholders, whether they own more or less than 4,000 shares of Common Stock, and the foregoing factors are outweighed by the procedural safeguards previously described. In particular, with reference to the lack of a special committee, the Board felt that the consideration of the transaction by the full Board, whose sole conflict of interest is a relatively insignificant increase in aggregate share ownership following the Merger and who will be treated identically to unaffiliated shareholders in the Merger, was a sufficient procedural safeguard that made it unnecessary to form a special committee or retain an unaffiliated representative.

      Alternatives Considered. The 4,000 share level was chosen by management and recommended to the Board of Directors based on an analysis of the Company's shareholder list as of October 1, 2004. Lower share ownership thresholds were also considered. However, shareholders are free to buy or transfer shares until the Effective Time. It is expected that some shareholders will acquire additional shares before the Effective Time through market purchases or other transactions in order to be an owner of more than the threshold number of shares and thus remain a shareholder after the Merger. Because the number of shareholders above the threshold could increase before the Effective Time, it was necessary to select a threshold sufficiently high to make reasonable allowance for changes in the composition of the shareholder list without defeating the purpose of the proposed transaction. Other lower numbers were considered and rejected as it was believed they would have resulted in an unacceptably high risk that the transaction would not yield the desired result of having less than 300 record shareholders.

      Commercial's Board of Directors considered the following alternatives to the Merger format:

      - Reverse Stock Split. The Board considered the use of a process known as a reverse stock split as an alternative to the Merger. A reverse stock split would have involved a mechanism that proportionately decreased the number of shares of stock held by shareholders. In a reverse stock split, shareholders receive one share of stock for every 4,000 (for example) shares owned; those shareholders holding only fractional share interests following the split are cashed out. As a result, there are fewer shareholders. The Board did not choose this alternative because it would have resulted in a post-split stock price that would be undesirably high, and because it would have been necessary to require all remaining shareholders to surrender their existing stock certificates to be exchanged for new stock certificates, which would be relatively burdensome for both shareholders and the Company.

      - Tender Offer. The Board also considered making a tender offer to purchase outstanding shares of Common Stock from the Company's shareholders. This alternative could have reduced the number of shareholders through their sale of Common Stock. However, it is uncertain whether this process would result in the Company having fewer than 300 shareholders--a threshold that the Company must meet in order to go private and reduce the burdens associated with being a reporting company. For this reason, the Board decided not to use this alternative.

      - Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, Commercial would continue to incur the significant expenses, as outlined above, of being an SEC-reporting company without the expected commensurate benefits. Thus, the Board considered maintaining the status quo not to be in the Company's or the best interest of unaffiliated shareholders and rejected this alternative.

      The Board of Directors did not consider other methods to reduce expenses other than going private. Nor did the Board consider the possibility of a third party buy-out. The Board did not consider these options because (i) these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue the Company's SEC reporting obligations;
(ii) it was not aware of other methods of achieving expense reductions that were comparable with those reductions possible through the Merger; and (iii) no third party expression of interest in acquiring the Company is presently before the Board.

      Other Considerations. It could be argued that directors may have, or appear to have, a conflict of interest in approving and recommending the proposed Merger transaction. The transaction will result in a slight increase in the percentage of ownership of all directors and officers. As a group, directors and officers own approximately 23.3% of the outstanding shares of Common Stock; following the Effective Time, the directors and officers would own approximately 28.1% of the shares. However, this benefit is shared proportionally by all remaining shareholders. In addition, it is expected that the transaction will, after it is concluded, reduce the risk of litigation and liability to which directors and officers of public companies are exposed.

      The foregoing discussion of the factors considered by the Board of Directors is intended to discuss in reasonable detail the material factors on which the Board of Directors relied; it does not necessarily reflect all factors involved in the process. In view of the variety of factors considered in connection with their evaluation of the Merger proposal, the Board of Directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The Board considered all the factors as a whole in reaching its determination. In addition, individual members of the Board of Directors may have given different weights to different factors.

OPINION OF FINANCIAL ADVISOR

      The Company engaged Donnelly Penman & Partners to render its report and opinion with respect to the fair market per share value of the Common Stock for purposes of evaluating the proposed transaction and the fairness of the proposed transaction. At the November 11, 2004 meeting of the Board of Directors, Donnelly Penman & Partners presented a valuation report and opinion that reflected the fair value per share of the Common Stock as of November 11, 2004 (the "Opinion"), and gave an oral opinion on the fairness of the proposed $12.50 per share price offered in the Merger. Pursuant to the Company's request, Donnelly Penman & Partners confirmed its oral fairness opinion with a written fairness opinion dated November 17, 2004, in which it stated that, as of November 11, 2004, the $12.50 per share price offered in the Merger was fair from a financial point of view to the Company's shareholders. This fairness opinion is attached to this proxy statement as Appendix C.

      Donnelly Penman & Partners is a regional investment banking firm of recognized standing. As part of its investment banking services, they are regularly engaged in the valuation of corporate entities on a stand-alone basis or in connection with capital raising and merger and acquisition transactions. No limitations were imposed by the Company upon Donnelly Penman & Partners with respect to the investigations made or procedures followed by Donnelly Penman & Partners in rendering its Opinion.

      Donnelly Penman & Partners was selected by the Company's management, in consultation with the Board of Directors. The Board reviewed two proposals from investment banking firms. Donnelly Penman & Partners was selected based on the firm's reputation, experience (including particularly the firm's general experience with community banks in the state of Michigan) and price. No material relationship has existed during the past two years or is mutually understood to be contemplated, or compensation received or to be received, as a result of the relationship between Donnelly Penman & Partners and its affiliates and the Company and its affiliates except for the engagement described in this proxy statement. Donnelly Penman & Partners has been paid a fee of $25,000, plus reimbursement of its expenses, for performing the valuation and providing its fairness opinion.

      In arriving at its Opinion, Donnelly Penman & Partners has:

      1. Reviewed the Annual Reports of the Company for the years ended December 31, 2002 through 2003 as well as interim financial statements through October 31, 2004;

      2.    Reviewed the September 30, 2004 Board of Directors report;

      3. Reviewed the Company's budget for the year ended December 31, 2004 and financial forecast through September 30, 2006;

      4. Compared certain financial characteristics of the Company to certain publicly held companies they deemed relevant;

      5. Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

      6. Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

      7. Prepared a discounted dividend analysis of the Company based on a financial forecast derived from discussions with and deemed reasonable by management of the Company; and

      8. Reviewed such other data, including financial and industry data, performed such other analyses and taken into account such other matters as they deemed necessary or appropriate. In connection with rendering its Opinion to the Company, Donnelly Penman & Partners performed a variety of financial analyses, which are summarized below. Donnelly Penman & Partners believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly Penman & Partners Opinion. Donnelly Penman & Partners arrived at its Opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a valuation is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

      Donnelly Penman & Partners did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with such materials. Donnelly Penman & Partners has not reviewed any individual credit files of the Company and has assumed, without independent verification, that the reported allowances for credit losses are adequate to cover such losses.

      With respect to the comparable company analysis and comparable acquisition transaction analysis summarized below, no public company utilized as a comparison is identical to the Company, and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the financial institutions and other factors that could affect the acquisition or public trading values of the financial institutions concerned. The forecasted financial information furnished by the Company's management contained in or underlying Donnelly Penman & Partners' analyses is not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation factors related to general economic and competitive conditions. In that regard, Donnelly Penman & Partners assumed, with the Company's consent, that the financial forecasts had been reasonably prepared by management on a basis reflecting the best currently available judgments of management, and that such forecasts will be realized in the amounts and at the times contemplated thereby.

      Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses. The analyses performed by Donnelly Penman & Partners were assigned a weighting based on Donnelly Penman & Partners' opinion of their relative comparability and significance with regard to the specific characteristics of the Company.

      In its analyses, Donnelly Penman & Partners made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company. These assumptions include: the expectation that interest rates will trend gradually upward through 2006 and remain constant thereafter; the expectation that general economic conditions will neither deteriorate nor improve significantly relative to their current state; the expectation that no significant industry regulations or events that would impair the Company's ability to earn income at projected levels will occur; and the expectation that industry trading and transaction multiples will not change significantly from current values.

      The following is a brief summary of the analyses performed by Donnelly Penman & Partners in connection with its Opinion:

- Analysis of Comparable Acquisition Transactions. Donnelly Penman & Partners analyzed bank acquisition transactions announced and/or completed since January 1, 2002. Each selling bank had total assets less than $500 million, a positive target net income in the twelve months prior to acquisition and was headquartered in Michigan, Indiana or Ohio. This analysis provided an approximate median multiple of 2.288 times price to book value, 2.289 times price to tangible book value, 21.4 times last twelve months earnings per share and a premium to core deposit metric of 17.49%. Applying the median multiple for price to book value of 2.288 times to the Company's September 30, 2004 book value per share of $6.09 results in an implied value per share of $13.93 on a control, marketable basis. Using the same methodology, the values implied by applying the relevant multiples to the Company's tangible book value per share at September 30, 2004 of $6.09 and fully diluted earnings per share for the twelve months ended September 30, 2004 of $.68 were found to be $13.94 per share and $14.55 per share, respectively. Applying the median premium to core deposits of 17.49% to Commercial National's $144.3 million in core deposits as of September 30, 2004 resulted in a calculated value of $25.24 million. When added to Commercial National's book value of $24.94 million as of September 30, 2004 and divided by the 4,083,278 shares outstanding at the same date, the result is an implied value per share of $12.27. Core deposits are defined as all deposits less CDs over $100,000 and brokered or network deposits.

      In this analysis, Donnelly Penman & Partners reviewed the following transactions, identified by buyer and seller: Sky Financial Group/Prospect Bancshares, Inc., Croghan Bancshares, Inc./Custar State Bank, Oak Hill Financial, Inc./Ripley National Bank, Camco Financial Corporation/London Financial Corporation, Lincoln Bancorp/First Shares Bancorp, Inc., Independent Bank Corporation/Midwest Guaranty Bancorp, Inc., Harrodsburg First Financial Bancorp, Inc./Independence Bancorp, Chemical Financial Corporation/Caledonia Financial Corporation, Sky Financial Group/GLB Bancorp, Inc., Citizens First Bancorp, Inc./Metro Bancorp, Inc., Wayne Bancorp, Inc./Banc Services Corporation, MainSource Financial Group/First Community Bancshares, Inc., First Capital, Inc./Hometown Bancshares, Inc., First Indiana Corporation/MetroBanCorp, First Merchants Corporation/CNBC Bancorp, and Charter One Financial, Inc./Charter National Bancorp, Inc.

      Donnelly Penman & Partners notes that no selling bank reviewed was identical to the Company and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the parties to the transactions being compared. In addition, Donnelly Penman & Partners considered the fact that the proposed transaction does not represent the sale of a control position and the values associated with the Analysis of Comparable Acquisition Transactions do include a control premium.

- Analysis of Selected Comparable Companies. Donnelly Penman compared selected operating results of Commercial National to a select group of publicly traded commercial banks headquartered in Michigan, Indiana and Ohio. The comparable set had total assets of between $150 and $400 million and last twelve months return on average equity greater than 10.0%. Some companies meeting these criteria may have been eliminated based on lack of data as generated by SNL Financial - the source for the comparable transactions data. The selected group had approximately the following median values: $280.0 million in total assets, $27.3 million in total equity, a Tier One risk-based capital ratio of 12.38%, last twelve months return on average assets of 1.18%, last twelve month returns on average equity of 12.34% and a last twelve months efficiency ratio of 62.09%. This analysis provided valuation benchmarks including the median price multiples of 1.838 times book value,
      1.864 times tangible book value and 14.7 times last twelve months earnings per share. Applying the median price to book value multiple to Commercial National's book value per share as of September 30, 2004 resulted in an implied per share value of $11.19 on a marketable basis. Using the same methodology, the implied values provided by application of the relevant multiples to Commercial National's September 30, 2004 tangible book value and last twelve months earnings per share were found to be $11.35 per share and $10.00 per share, respectively.

      In this analysis, Donnelly Penman & Partners reviewed the following companies: Century Financial Corporation (CYFL), Clarkston Financial Corporation (CKSB), Consumers Bancorp, Inc. (CBKM), County Bank Corporation (CYBK), F.S. Bancorp (FXLG), Futura Banc Corporation (FUBK), Heartland Bank (HLAN), Middlefield Banc Corporation (MBCN), Ohio Heritage Bancorp, Inc. (OHHB), Pavilion Bancorp, Inc. (PVLN), Southern Michigan Bancorp, Inc. (SOMC) and United Bancorp, Inc. (UBCP).

      No bank used in the above analyses as a comparison is identical to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the trading values of the Company and the banks to which it is being compared.

- Discounted Dividend Analysis. Donnelly Penman prepared a discounted dividend stream analysis of Commercial National, which estimated the future after tax income that the Company might produce over a period from November 11, 2004 through December 31, 2008. These estimates were derived from discussions with and deemed reasonable by Commercial National's management team. The estimates assumed that Commercial National's pre-tax earnings would grow at a compound annual growth rate of approximately 12.8% throughout the projection period. This assumes that Commercial National continues to grow their business in their home markets with the majority of deposit growth coming from the Greenville locations and loan growth driven by the residential mortgage company. Donnelly Penman has, with the guidance of management, used the key assumption that the yields on earning assets grow by 25 basis points in 2005 and 2006 and costs of deposits and borrowings grow by 12.5 basis points in 2005 and 2006. Donnelly Penman further assumed, with management's guidance, that the Company would make dividend payouts equal to 70% of earnings through the projection period, which is approximately consistent with the historical dividend policy. The resulting dividends were then discounted to a present value using a discount rate of 10.5%, based on Ibbotson Associates(1) build up method with an industry discount applicable to commercial banks. Based on the most recent Ibbotson's data the risk-less rate is 4.8%, market risk premium is 7.0% and industry specific premium was -1.3%, resulting in a discount rate of 10.5%, which Donnelly Penman regards as appropriate given the nature of the company, industry risk and general economic conditions. Donnelly Penman also estimated the residual value for Commercial National's common stock using an earning multiple of 14.7 times applied to projected 2008 net income of $4,275,502, which is an approximation derived from the analysis of price to earnings multiples in comparable publicly traded companies (see Analysis of Selected Comparable Companies). The discounted dividend analysis implied a value of $12.26 per share for Commercial National's common stock on a marketable basis. This analysis does not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly Penman included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

--------

  (1) Ibbotson Associates, "Stock, Bonds, Bills, and Inflation." Valuation Edition 2003 Yearbook

- Historical closing stock prices and trading volumes. Donnelly Penman analyzed the quoted trades listed on the OTC Bulletin Board for Commercial National Financial Corporation (CEFC) for varying historical periods. Donnelly Penman used a simple average of the closing stock price quoted for a period of 30 and 90 trading days and one calendar year. Only days in which the security actually traded were counted in the simple average. For the past 30 trading days, as of November 11, 2004, the historical average price was $11.25 with a period volume of 6,943 compiled over 8 separate trading days. For the past 90 trading days, as of November 11, the historical average price was $11.07 with a period volume of 44,995 compiled over 31 separate trading days. For the past calendar year, as of November 11, 2004, the historical average price was $11.38 with a period volume of 176,222 compiled over 96 separate trading days. It should be noted that volume may reflect "double counting" due to both the buy and sell side of a transaction being counted. In addition, the prices and volumes displayed are per the trading information provided on the www.otcbb.com website and may not reflect all transactions that occurred over the aforementioned time period.

- Net Book Value. The net book value or net equity method implies that a company is worth its accumulated retained earnings, or deficit, plus its original capitalization. Net book value is primarily an amount arrived at over a company's existence which reflects accounting history expressed in unadjusted dollars and not the company's potential.

      In most going concerns with a viable future it can be demonstrated that these companies would change hands for more than net book value. Book value is only of importance to the extent it provides an adequate base for the continuance of operations. In most instances where a company earns a significant return on its assets (both tangible and intangible), the net book value approach is not representative of the company's intrinsic business value. Donnelly Penman reviewed the book value of the Company's assets in limited detail and have found net book value to be $24.94 million or $6.09 per share as of September 30, 2004.

      Donnelly Penman & Partners typically applies either a marketability or minority discount, or combination thereof, to value a minority share of a relatively illiquid corporation on a comparable basis. No such discounts have been applied to the Common Stock in this valuation. If such a discount were applied, it would result in a valuation that would be significantly lower than the assigned value. Donnelly Penman & Partners did not utilize a liquidation analysis in part because, as with book value, in most instances where a company earns a significant return on its assets (both tangible and intangible), the liquidation value approach is not representative of the Company's intrinsic business value. In addition, the purpose of the Opinion was to determine the fair market value of the Common Stock, viewing the Company as a going concern. The liquidation of the Company is not a method of valuation considered when deriving fair market concern as a going concern for regulated financial institutions.

      Donnelly Penman & Partners' Opinion was directed to the Company's Board of Directors and did not constitute a recommendation to the Company's Board of Directors or the existing holders of Common Stock. Its Opinion is limited solely to the value of the Common Stock as of November 11, 2004, given the relevant market and Company specific information available at the present time, and the fairness of the transaction from a financial point of view.

      On the basis of, and subject to the foregoing, Donnelly Penman & Partners is of the opinion that, as of November 11, 2004, the fair market value of the Common Stock was $12.01 per share. The Company's Board of Directors determined to pay $12.50 for each share of Common Stock that will be cashed out as a result of the transaction, representing a 4.1% premium to the fair value of the Common Stock as of November 11, 2004. Donnelly Penman & Partners issued an oral opinion that the price of $12.50 per share to be paid to shareholders receiving cash as a result of the Merger was fair from a financial point of view to those shareholders as of November 11, 2004, the date the Board of Directors adopted the Plan of Merger and determined the $12.50 price per share.

      The Company will make the Opinion available at its principal office in Ithaca, Michigan, during regular business hours until the date of the Special Meeting for inspection and copying by any interested shareholder or representative who has been so designated in writing. Additionally, the Opinion will be attached as an exhibit to the Company's SC 13-E3 filing dated November _____, 2004. Donnelly Penman & Partners has given its consent to such inspection and copying by shareholders who are making their investment decision. Donnelly Penman & Partners has consented to the reproduction of its fairness opinion in this proxy statement. Donnelly Penman & Partners has consented to shareholders relying upon Donnelly Penman & Partners' materials when making their investment decisions. However, such materials do not constitute a recommendation by Donnelly Penman & Partners as to how a shareholder should vote with respect to the Plan of Merger.

                                 THE TRANSACTION

MATERIAL TERMS

      The following is a summary of certain provisions of the Plan of Merger and certain matters relating to the Merger. The following summary does not purport to be complete and is qualified in its entirety by reference to the Plan of Merger which is attached as Appendix A to this proxy statement and is incorporated into this proxy statement by reference. You are urged to read the Plan of Merger in its entirety and to consider it carefully.

      Brief Description of the Merger. If and when the Merger takes effect, any shareholder who owns fewer than 4,000 shares of Common Stock immediately prior to the Effective Time will no longer be a shareholder of the Company. These shareholders will instead receive cash for their shares. All other shareholders will continue to be shareholders of the surviving company, Commercial.

      To fully implement the Merger and achieve the desired goal of decreasing the burdens, risks and expense associated with reporting companies by terminating the Company's reporting obligations, the following events must occur: (i) the shareholders must approve the Plan of Merger; (ii) a certificate of merger must be filed with the Michigan Department of Labor and Economic Growth; (iii) the Company must file a final amendment to its going private
Schedule 13E-3 with the SEC; and (iv) the Company must terminate its filing obligations under the Exchange Act by filing a Form 15 with the SEC.

      Consideration; Conversion and Exchange of Stock Certificates. The Plan of Merger provides that, at the Effective Time and subject to the exercise of appraisal rights: (a) all outstanding shares of Common Stock, whether Record Shares (as defined below) or Street Shares (as defined below), held of record by a Holder (as defined below) holding fewer than 4,000 shares of Common Stock immediately before the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $12.50 per share; provided, however, that Commercial may presume that all Street Shares are held by Holders holding fewer than 4,000 shares immediately before the Effective Time unless Commercial or a beneficial owner of Street Shares is able to demonstrate to Commercial's satisfaction that such shares are held beneficially by a Holder holding 4,000 or more shares immediately before the Effective Time, in which event such shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; (b) all outstanding shares of Common Stock other than those described in (a), shall remain outstanding and held by the same holders; and (c) the outstanding shares of CB Merger Co. shall, without any action on the part of the holder thereof, be canceled.

      For purposes of the Plan of Merger:

      - the term "Record Shares" means shares of Common Stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of Commercial.

      - the term "Street Shares" means shares of Common Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof.

      - the term "Holder" means (a) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 under the Exchange Act as described below, to be a single "person" for purposes of determining the number of record shareholders of Commercial, and (b) any other person or persons who would be deemed to be a "Holder" under the above clause if the shares it holds beneficially in street name were held of record by such person or persons.

      The Plan of Merger provides that Commercial (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to:

      - make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of the above provisions, and

      - resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to such provisions, including, without limitation, any questions as to the number of shares held by any Holder immediately before the Effective Time. All such determinations by Commercial shall be final and binding on all parties, and no person or entity shall have any recourse against Commercial or any other person or entity with respect to such determinations.

      For purposes of the above provisions, Commercial may in its sole discretion, but shall not have any obligation to do so:

      - presume that any shares of Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and

      - aggregate the shares held (whether of record or beneficially) by any person or persons that Commercial determines to constitute a single Holder for purposes of determining the number of shares held by such Holder.

      Rule 12g5-1 under the Exchange Act provides that, for the purpose of determining whether an issuer is subject to the registration provisions of the Exchange Act, securities shall be deemed to be "held of record" by each person who is identified as the owner of such securities on records of security holders maintained by or on behalf of the issuer, subject to the following:

      - In any case where the records of security holders have not been maintained in accordance with accepted practice, any additional person who would be identified as such an owner on such records if they had been maintained in accordance with accepted practice shall be included as a holder of record.

      - Securities identified as held of record by a corporation, a partnership, a trust whether or not the trustees are named, or other organization shall be included as so held by one person.

      - Securities identified as held of record by one or more persons as trustees, executors, guardians, and custodians or in other fiduciary capacities with respect to a single trust, estate or account shall be included as held of record by one person.

      - Securities held by two or more persons as co-owners shall be included as held by one person.

      - Each outstanding unregistered or bearer certificate shall be included as held of record by a separate person, except to the extent that the issuer can establish that, if such securities were registered, they would be held of record, under the provisions of this rule, by a lesser number of persons.

      - Securities registered in substantially similar names where the issuer has reason to believe because of the address or other indications that such names represent the same person, may be included as held of record by one person.

      Rule 12g5-1 further provides in pertinent part that, notwithstanding the foregoing provisions:

      - Securities held, to the knowledge of the issuer, subject to a voting trust, deposit agreement or similar arrangement shall be included as held of record by the recordholders of the voting trust certificates, certificates of deposit, receipts or similar evidences of interest in such securities; provided, however, that the issuer may rely in good faith on such information as is received in response to its request from a non-affiliated issuer of the certificates or evidences of interest.

      - If the issuer knows or has reason to know that the form of holding securities of record is used primarily to circumvent the provisions of Section 12(g) or 15(d) of the Exchange Act, the beneficial owners of such securities shall be deemed to be the record owners of such securities.

      As soon as practicable after the Merger is completed, the Company will mail to each shareholder who is to receive cash a letter of transmittal and instructions for surrendering their stock certificates. When the Merger is completed, the shares of Common Stock owned by each shareholder receiving cash will automatically be converted into the right to receive cash. To receive the cash, however, such shareholders must deliver to Commercial their stock certificates along with a letter of transmittal and any other required documents. No service charge will be payable by shareholders in connection with the cash payments, and all expenses will be borne by the Company, except that a bond may be required for a lost certificate. PLEASE DO NOT SEND US YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL.

      Dividends and Distributions. A shareholder will not be entitled to any further dividends or distributions that are declared after the Merger is completed on any shares of Common Stock that are automatically converted into cash as a result of the Merger, regardless of whether the shareholder has or has not surrendered his or her stock certificates to the Company. Each shareholder will be entitled to dividends and distributions on his or her Common Stock declared with record dates prior to the Effective Time.

      Reasons for Engaging in Merger. See "SPECIAL FACTORS - Reasons for the Merger" (page 6).

      Vote Required. The Plan of Merger must be approved by holders of a majority of the issued and outstanding shares of Common Stock. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Common Stock entitled to vote at the meeting is necessary for a quorum. As of October 1, 2004, 4,097,543 shares of Common Stock were issued and outstanding. Of these shares, the Company's officers and directors beneficially owned approximately 955,730 (23.3%) of such outstanding shares.

      Effective Time of the Merger. The Company expects to complete the Merger during _______________, 2005. However, the Company cannot guarantee that the Merger will be effective by the end of _______________, 2005.

      The Effective Time will be the time of the filing with and acceptance for record of a certificate of merger by the Michigan Department of Labor and Economic Growth, or a later time specified in the certificate of merger. The Company presently intends to file a certificate of merger as soon as practicable after the approval of the Plan of

Merger proposal by the shareholders at the Special Meeting is obtained and the other conditions precedent to the consummation of the Merger have been satisfied or waived.

      Conditions to Consummation of the Merger. The Boards of Directors of the Company and CB Merger Co. have adopted the Plan of Merger and authorized the consummation of the Merger. As the sole shareholder of CB Merger Co., the Company has approved the Merger and the Plan of Merger. The completion of the Merger depends upon a number of events, including:

      -     The approval of the Plan of Merger by the Company's shareholders.

      - The filing and acceptance of a certificate of merger with the Michigan Department of Labor and Economic Growth.

      -     The receipt of all regulatory approvals, if any.

      The Merger and Plan of Merger are not contingent on shareholder approval of the Amendment. Therefore, if the shareholders approve the Plan of Merger, the Company and CB Merger Co. will proceed with the completion of the Merger regardless of whether the shareholders approved the Amendment.

      Amendment or Termination of the Plan of Merger. The Plan of Merger may be amended by a written agreement approved by the Boards of Directors of the Company and CB Merger Co., generally without the necessity of further action by shareholders. However, shareholder approval is required for any modification or amendment that is made after the shareholder vote and that has any of the following effects:

      - Changes the amount or kind of consideration that you will receive for your shares of Common Stock;

      -     Changes any provision of the Company's articles of incorporation; or

      -     Adversely affects your rights as a shareholder.

      No amendments or modifications to the Plan of Merger are presently contemplated. However, if there is any material amendment to the Plan of Merger before the Special Meeting, the Company will notify you and provide you with information relating to the amendment prior to the meeting.

      The Merger may be abandoned and the Plan of Merger terminated by the mutual written consent of the Company and CB Merger Co. as provided in the Plan of Merger. At this time, the Company has no intention of abandoning the Plan of Merger.

REGULATORY REQUIREMENTS

      Except for the filing of the certificate of merger with the Michigan Department of Labor and Economic Growth upon the approval of the Merger by the Company's shareholders, and compliance with federal and state securities laws, the Company is not aware of any material United States federal or state or foreign governmental regulatory requirement that must be complied with or approval that must be obtained to complete the Merger.

CERTAIN CONSEQUENCES OF THE MERGER

      Pursuant to the terms of the Plan of Merger, following shareholder approval of the Plan of Merger proposal and subject to the fulfillment or waiver of certain conditions, CB Merger Co. will be merged with and into Commercial, and Commercial will continue as the surviving company in the Merger. The Merger is expected to cause a reduction in the number of Commercial's shareholders of record to under 300. This would permit the

Company to terminate the registration of the Common Stock with the SEC. As a result of this termination, the Company's reporting and proxy solicitation obligations under the Exchange Act would be eliminated. Various advantages and disadvantages of the Merger are discussed above. See "SPECIAL FACTORS - Fairness; Recommendation of the Board of Directors" (pages 10-15). The effects of the termination of the registration of the Common Stock are discussed below. See "THE TRANSACTION - Termination of Exchange Act Registration" (pages 24 and
25).

OPERATIONS OF THE BANK FOLLOWING THE MERGER

      Following the Merger, the Company and the Bank intend to continue to conduct their existing operations in substantially the same manner as now conducted. The executive officers and directors immediately prior to the Merger will be the executive officers and directors immediately after the Merger. Except for the change that would result from the Amendment (if approved by the shareholders), the Company's and the Bank's Articles of Incorporation and Bylaws will remain in effect and unchanged by the Merger. The deposits of the Bank will continue to be insured by the FDIC. The corporate existence of neither the Company nor the Bank will be affected by the Merger. The Company and the Bank will continue to be regulated by the same agencies that regulated each entity before the Merger.

FINANCING OF THE MERGER

      The Company estimates that the Merger transaction will require approximately $8,875,000 in cash, which includes approximately $8,750,000 for payment to shareholders whose shares of Common Stock are eliminated in the Merger and approximately $125,000 to pay all of the expenses related to the Merger.

      The Company estimates that the breakdown of these expenses will be as follows:

Legal Fees                               $  75,000
Accounting Fees                              5,000
Financial Advisor Fees                      25,000
Printing and Mailing                         7,000
Miscellaneous (filing fees, etc.)           13,000
                                         ---------
Total                                    $ 125,000
                                         =========

      The Company intends to finance the Merger transaction first through working capital (expected to be up to $125,000), and the remainder through the proceeds of the sale by Commercial of trust preferred securities. The Company has entered into a term sheet with Cohen Bros. & Co., pursuant to which Commercial may issue up to $10,000,000 in trust preferred securities. The timing of the issuance will be at Commercial's discretion. The securities will be 30 year instruments, and will bear interest at a variable rate, reset quarterly, equal to Libor plus 2.15%. The issuance of the trust preferred securities will be conducted as a private placement, exempt from United States securities law registration requirements, through Cohen Bros. & Co.

TERMINATION OF EXCHANGE ACT REGISTRATION

      The Common Stock is currently registered under the Exchange Act and quoted in the OTC Bulletin Board or Commonly referred to as Pink Sheets. The Company will be permitted to terminate the Exchange Act registration of its Common Stock if there are fewer than 300 recordholders of outstanding shares of Common Stock. Upon the completion of the Merger, the Company expects to have fewer than 300 shareholders of record. The Company intends to terminate the registration of its Common Stock as promptly as possible after the Effective Time. The Company's Common Stock may continue to be quoted in the OTC Bulletin Board or Commonly referred to as Pink Sheets. See "INFORMATION ABOUT COMMERCIAL AND ITS AFFILIATES
- Market for Common Stock and Dividend Information" (pages 37 and 38).

      Termination of registration under the Exchange Act will substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC, and would greatly decrease the burdens placed upon the Company. For example:

      - Certain provisions of the Exchange Act would no longer apply to the Company. These provisions include the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a), the requirement to file Forms 10-K, lO-Q and similar reports with the SEC, the requirements of Rule 13e-3 regarding "going private" transactions and the stock transaction reporting and short-swing profit provisions of Section 16.

      - The Act also contains obligations that the Company would no longer need to comply with following deregistration. Examples of these obligations include CEO and CFO certification of certain matters in periodic reports filed with the SEC, Section 404 compliance (see "SPECIAL FACTORS - Background of the Merger Proposal") (pages 7-10), Audit Committee requirements (including director independence and financial expert requirements) and expanded reporting obligations.

      The Company estimates that termination of the registration of the Common Stock under the Exchange Act will save the Company's approximately $132,000 per year in legal, accounting, printing, management time and other expenses based on 2004 estimates. The following chart provides a breakdown of our historical and estimated external expenses related to our SEC reporting obligations:

                                                                              ESTIMATED   ESTIMATED
                                           2001        2002         2003        2004        2005
                                           ----        ----         ----      ---------   ---------
Audit fees                              $  59,580   $  59,200    $  66,800    $  75,000   $  89,000
Legal counsel                               3,819       5,087       10,542       12,000      25,000
Corporate communications                    1,437       1,127        1,312        2,000       2,000
SEC filing expenses                         5,172       4,965        7,178        7,000       6,000
Certification of controls program                                                           240,000
                                        ---------   ---------    ---------    ---------   ---------
TOTAL                                   $  70,008   $  70,379    $  85,832    $  96,000   $ 362,000
                                        =========   =========    =========    =========   =========

      Estimated internal costs, consisting mostly of management time required for compliance, rose from $20,000 in 2002 to $27,000 in 2003 and are estimated to be $41,000 in 2004 and $100,000 in 2005. Compliance with the Act has subjected, and will subject, the Company and its directors and officers to substantial additional risks, burdens and expenses. A portion of the anticipated expenses associated with being a reporting company include one-time costs relating to compliance with the Act.

                          INTERESTS OF CERTAIN PERSONS

      The executive officers and directors of the Company and the Bank who are also shareholders will participate in the Merger in the same manner and to the same extent as all of the other shareholders of Commercial. If the Merger is completed, the respective ownership percentages of each of the directors and executive officers who retains shares will increase slightly, as will the ownership interests of every other shareholder who retains his or her shares. As a result of the Merger, the collective ownership interest of the directors and officers is expected to increase from approximately 23.3% to approximately 28.1%. In addition, it is expected that the transaction will, after it is concluded, reduce the exposure of directors and officers to the risk of litigation and liability to which directors and officers of public companies are exposed. See "INFORMATION ABOUT COMMERCIAL AND ITS AFFILIATES - Voting Securities and Principal Holders" (pages 36 and 37).

      The executive officers and directors of the Company are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by the Company's unaffiliated shareholders generally. The proposed transaction does not constitute a "change of control" for purposes of any existing employment agreement with the executive officers of the Company. The Company has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the Merger. All of the directors of the Company and the Bank and all of the executive officers have advised the Company that they intend at this time to vote their shares in favor of the proposal to approve the Plan of Merger for the same reasons underlying the Board's decision to adopt the Plan of Merger and approve the going private transaction.

                               DISSENTERS' RIGHTS

      The Board of Directors has granted dissenters' rights identical to those provided under the Michigan Business Corporation Act ("MBCA") to shareholders who own less than 4,000 shares of Common Stock and will receive cash for their shares in the Merger. Such holders may elect to dissent from the Merger and obtain payment for their shares of Common Stock in the manner, with the rights and subject to the requirements applicable to dissenting shareholders as provided in Sections 761 through 774 of the MBCA (the "Dissenters' Rights Statute"), copies of which are attached to this proxy statement as Appendix D.

      The following is a summary of the Dissenters' Rights Statute and the procedures for dissenting from the Merger and demanding dissenters' rights. This summary is qualified in its entirety by reference to the Dissenters' Rights Statute, which is reprinted in full as Appendix D to this proxy statement. Any holder of Common Stock who wishes to exercise statutory dissenters' rights or who wishes to preserve the right to do so should refer to the Dissenters' Rights Statute and consult counsel prior to taking any action. FAILURE TO STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN THE DISSENTERS' RIGHTS STATUTE COULD RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

      The Dissenters' Rights Statute provides that persons in whose name shares of Common Stock are registered in the records of the Company, or beneficial owners of shares to the extent of the rights granted by a nominee certificate on file with the Company, and persons who are beneficial owners of shares held by nominees as the recordholders (collectively defined, for purposes of this Dissenters' Rights section only, as "shareholders"), may be entitled to dissenters' rights, but only if they comply with the provisions set forth in the Dissenters' Rights Statute.

      Shareholders owning less than 4,000 shares of Common Stock who wish to exercise dissenters' rights:

      (a) must deliver to the Company, before the vote with respect to the Merger is taken, written notice of their intent to demand payment for their shares if the Merger is approved; and

      (b)   must not vote their shares in favor of approval of the Merger.

      Shareholders who do not satisfy these requirements are not entitled to payment for their shares under the Dissenters' Rights Statute. Although shareholders electing to exercise dissenters' rights under the Dissenters' Rights Statute must not vote FOR approval of the Merger, such shareholders are not required to vote against approval of the Merger to exercise dissenters' rights. A vote against approval of the Merger is not sufficient to comply with the notice requirements described above.

      If the Merger is approved, the Company must notify all shareholders entitled to assert dissenters' rights under the Dissenters' Rights Statute that the action was taken and send them a dissenters' notice no later than 10 days after the Effective Time.

      Upon receipt of the dissenters' notice, dissenters must make a payment demand by the date set by the Company in the notice. A shareholder who elects to exercise dissenters' rights must mail or deliver his or her written demand to:
Commercial National Financial Corporation, 101 North Pine River, P.O. Box 280, Ithaca, Michigan, 48847, Atn: Corporate Secretary. The written demand for payment should comply with the provisions of the Dissenters' Rights Statute and should specify the shareholder's name and mailing address, the number of shares of Common Stock owned, and that the shareholder is demanding payment for his or her shares. The shareholder also must certify that the shareholder acquired beneficial ownership of the shares before the date set forth in the dissenters' notice and deposit his or her share certificates in accordance with the terms of the dissenters' notice. Failure to make a payment demand or to deposit the share certificates where required, each by the date set forth in the dissenters' notice, shall forfeit the shareholder's entitlement to payment for his or her shares under the Dissenters' Rights Statute.

      Within seven days after the Merger is consummated or a payment demand is received, whichever occurs later, the Company will pay dissenting shareholders who complied with the Dissenters' Rights Statute the amount that the Company estimates to be the fair value of the dissenters' shares, plus accrued interest.

      A dissenting holder of Common Stock may notify the Company in writing of his or her own estimate of the fair value of his or her shares of Common Stock and the amount of interest due, and demand payment of that estimate, less any payment made by the Company as described above (or, if applicable, reject the Company's offer made to shareholders who were not beneficial holders of Common Stock prior to the time that the transaction was publicly announced), if (a) the dissenter believes that the amount paid by the Company (or offered as described above) is less than the fair value of such shares or that interest was incorrectly calculated; (b) the Company fails to make payment within 60 days after the date set for demanding payment in the dissenters' notice; or (c) the Company, having failed to complete the Merger, fails to return stock certificates deposited pursuant to the dissenters' process or release transfer restrictions placed on shares within 60 days after the date set for demanding payment in the dissenters' notice. This demand must be made within 30 days after the Company made (or offered as described above) payment to the shareholder. A shareholder who fails to meet this deadline waives his or her right to demand payment and must accept the amount paid (or offered) by the Company.

      If a dissenter has rejected the Company's offer and demanded payment of the fair value of the shares and interest due, the Company must (unless it accepts the dissenter's demand) commence a judicial proceeding within 60 days after receiving the payment demand and petition an appropriate court, as described in the Dissenters' Rights Statute, to determine the fair value of the shares and accrued interest.

      All dissenters whose demands remain unsettled will be made parties to such a judicial proceeding, the purpose of which is to determine the fair value of the shares. To this end, the court may appoint one or more appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to judgment for the amount the court finds to be the fair value of his or her shares, plus interest, minus the amount, if any, that the Company previously paid such dissenter for his or her shares. The court shall assess the costs of the proceeding (not, absent a few limited exceptions, the fees and expenses of counsel to the dissenters) against the Company, except that the court may assess costs against all or some of the dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under the Dissenters' Rights Statute. The court may also assess the fees and expenses of counsel and experts against either party to the proceeding if that party acted arbitrarily, vexatiously or not in good faith with respect to its rights (and, with respect to the Company, its obligations) provided by the Dissenters' Rights Statute. In addition, if the court finds that the services of counsel for a dissenter substantially benefitted other dissenters similarly situated, and that fees for such counsel should not be assessed against the Company, the court may award to those counsel reasonable fees paid out of the amounts awarded to the dissenters who were benefitted.

      PURSUING DISSENTERS' RIGHTS MAY RESULT IN THE SHAREHOLDER RECEIVING MORE OR LESS THAN THE PRICE OFFERED BY THE COMPANY AND MAY CAUSE THE SHAREHOLDER TO INCUR SUBSTANTIAL LEGAL AND OTHER EXPENSES.

             MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF MERGER

      The following discussion summarizes the material U.S. federal income tax consequences of the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

      The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement, and the Company cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. The Company does not intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of the Merger. In addition, the Company does not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the Merger.

      This discussion assumes that you hold your shares of Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

      -     shareholders who are not citizens or residents of the United States;

      -     financial institutions;

      -     tax-exempt organizations and entities, including IRAs;

      -     insurance companies;

      -     dealers in securities; and

      - shareholders who acquired their shares of Common Stock through the exercise of employee stock options or similar securities or otherwise as compensation.

      Tax Consequences to Shareholders Who Retain Their Shares. If you are a shareholder who retains your shares of Common Stock in the Merger and you do not receive any cash or property (including stock) as part of the Merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger. The Merger will not affect the adjusted tax basis or holding period of any shares of Common Stock that you continue to own following the Merger.

      Tax Consequences to Shareholders Who Receive Cash For Their Shares. If you are a shareholder who receives cash for your shares of Common Stock in the Merger, you should be treated for federal income tax purposes as having had your shares redeemed by the Company under Section 302 of the Internal Revenue Code. Unless the cash received is treated as a dividend under Section 301 of the Internal Revenue Code (as discussed below), you will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received for your shares of Common Stock. The gain or loss will be measured by the difference between the amount of cash received, $12.50 per share, and the adjusted tax basis of your shares of Common Stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of Common Stock for more than one year at the time the Merger is completed.

      Section 302 of the Internal Revenue Code provides that the cash distribution will not be treated as a dividend if the distribution is (i) "not essentially equivalent to a dividend," (ii) "substantially disproportionate" with respect to the shareholder, or (iii) completely terminates the shareholder's interest in the entity. The constructive ownership rules of Section 318 of the Internal Revenue Code apply in comparing a shareholder's percentage interest in the Company immediately before and immediately after the Merger. Generally, the constructive ownership rules under Section 318 treat a shareholder as owning (i) shares of Common Stock owned by certain relatives, related corporations, partnerships, estates or trusts, and (ii) shares of Common Stock the shareholder has an option to acquire. If you receive cash for your Common Stock in the Merger and completely terminate your direct and constructive ownership interest in the Company, you should recognize capital gain or loss as a result of the Merger, and the cash distribution should not be treated as a dividend. Capital gains and dividends are each taxed at a maximum rate of 15% for federal income tax purposes, but in the case of cash received in the Merger, if taxed as a dividend, you would not be able to offset the amount received by your adjusted tax basis in your shares of Common Stock.

      Tax Consequences to the Company, CB Merger Co. and the Bank. Neither the Company, CB Merger Co. nor the Bank will recognize gain or loss for U.S. income tax purposes as a result of the Merger.

      Backup Withholding. Certain shareholders of the Company may be subject to backup withholding on the cash payments received for their shares of Common Stock. Backup withholding will not apply, however, if you furnish to the Company a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of completion of the Merger (nonresidents should contact their tax advisers).

      Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the IRS.

      This discussion is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are strongly encouraged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the Merger that are applicable to you.

                               AMENDMENT PROPOSAL

      The Company's Board of Directors has unanimously approved, and recommends that shareholders vote for the proposal to approve the Amendment. The following discussion summarizes the change to the Company's existing Articles of Incorporation that would be effected by the approval and adoption of this proposal. This summary is qualified in its entirety by reference to the text of proposed new Article XIII, which is included as Appendix B to this proxy statement.

      Proposed Article XIII would limit the number of record owners of the Company's shares by granting the Company the right to purchase the shares of Common Stock a shareholder would like to transfer. As a result of this change, a Company shareholder that wants to transfer any Common Stock must give the Company a period of thirty (30) days in which to purchase the shares. In general, the purchase price the Company shall pay for the shares will be established between the Company and the shareholder at not lower than the annual transfer price set by the Board and not higher than the price offered by the proposed transferee. If the Company does not exercise its purchase right, the shareholder may proceed with the transfer of the shares.

      For purposes of the Amendment, a "transfer" is defined as any type of disposition of shares that would result in a change of the record ownership of the shares. Consequently, the proposed Amendment would not limit transfers to or among "street name" accounts, as shares held for beneficial owners by banks or brokers are typically held of record by a depository nominee which is the recordholder. These types of transfers generally do not result in a change of the record ownership of the shares. The restriction imposed by the Amendment would not be binding with respect to shares issued before shareholder approval of the Amendment unless the shareholder voted for the Amendment proposal.

      Shareholder approval of the Amendment is contingent on shareholder approval of the Plan of Merger and the implementation of the Merger. As a result, the Amendment will not become effective unless the Plan of Merger is approved and the Merger is carried out, even if shareholders approve the Amendment. (However, the Merger is not contingent on shareholder approval of the Amendment.)

      Commercial's Board of Directors believes that the Amendment is in the best interest of the Company and its shareholders because it would slow the growth in the number of shareholders in the future, and thus enable the Company to avoid or delay the need to again register the Common Stock.

      YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT PROPOSAL, WHICH WOULD ADD ARTICLE XIII TO THE COMPANY'S ARTICLES OF INCORPORATION.

                     ADDITIONAL SPECIAL MEETING INFORMATION

TIME AND PLACE

      The Special Meeting will be held at ___:00 a.m. on ______, _________, 2005 at ___________________, located at ______________________________, __________,
Michigan __________.

VOTING AT THE SPECIAL MEETING

      The Merger must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote at the Special Meeting. On October 1, 2004, the Company's directors and executive officers owned, directly or indirectly, 955,730 shares of Common Stock, representing approximately 23.31% of the approximately 4,097,543 outstanding shares of Common Stock as of that date.

DISSENTERS' RIGHTS

      The Plan of Merger provides certain shareholders with dissenters' rights. See "DISSENTERS' RIGHTS" (pages 26-27).

PROCEDURES FOR VOTING BY PROXY

      If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR approval of the Merger, FOR approval of the Amendment and in the discretion of the persons appointed as proxies on all other matters brought before the Special Meeting. As of the date of this proxy statement the Company is not aware of any other proposal which is to be presented at the Special Meeting other than those listed above.

      You can revoke your proxy at any time before it is voted by delivering to the Secretary of the Company at Commercial National Financial Corporation, 101 North Pine River, P.O. Box 280, Ithaca, Michigan, 48847, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the Special Meeting and voting in person.

REQUIREMENTS FOR SHAREHOLDER APPROVAL

      A quorum will be present at the Special Meeting if a majority of the outstanding shares of Common Stock are represented in person or by valid proxy. The Company will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the Plan of Merger proposal and the Amendment proposal requires the affirmative vote of a majority of the issued and outstanding shares of Common Stock. Any other matter that may properly come before the Special Meeting requires that more shares be voted in favor of the matter than are voted against the matter. The Company will count abstentions and broker non-votes in determining the minimum number of votes required for approval.

      As of the close of business on the record date, Commercial had _________ shares of Common Stock, no par value, authorized, of which ____________ shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

      Based on the _____________ shares outstanding as of the record date, _____________ shares represented either in person or by proxy represent the quorum and the minimum number of votes required to approve the Plan of Merger proposal and the Amendment proposal.

      Abstentions. A shareholder who is present in person or by proxy at the Special Meeting and who abstains from voting on any proposal will be included in the number of shareholders present at the Special Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Since the Plan of Merger proposal and the Amendment proposal must be approved by the affirmative vote of a majority of the issued and outstanding shares, an abstention has the effect of a vote against these proposals.

      Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain no voting instructions by the broker on a particular matter are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal. Since the Plan of Merger proposal and the Amendment proposal must be approved by the affirmative vote of a majority of the issued and outstanding shares, a broker non-vote has the effect of a vote against these proposals.

SOLICITATION OF PROXIES

      The Company will pay the cost of the proxy solicitation. The Company's directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, e-mail or fax. The Company will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable charges and out-of-pocket expenses they incur in connection with this process.

ACCOUNTANTS

      The Company expects representatives from its principal accountants, Crowe Chizek and Company LLP, to be present at the Special Meeting. These representatives will have an opportunity to make a statement at the meeting and will be available to respond to appropriate questions.

                 INFORMATION ABOUT COMMERCIAL AND ITS AFFILIATES

GENERAL

      The Company is a financial holding company under the Bank Holding Company Act of 1956, as amended. The Company was incorporated in Michigan on December 30, 1987. On May 31, 1988, Commercial acquired all of the stock of Commercial National Bank, a national banking association chartered in 1962. On December 30, 1992,

Commercial National Bank converted to a state-chartered bank under the name Commercial Bank (the "Bank"). The Bank concentrates its efforts primarily in two areas, commercial lending and residential real estate lending. Loan, deposit and other products are designed to support these market segments. The Bank also provides a full range of traditional banking services to individuals located in its service area. The Bank offers a variety of deposit products, including checking, savings, money market, individual retirement accounts, certificates of deposit and repurchase agreements. The Bank conducts business from its main office in Ithaca, Michigan, and nine full-service branch offices located in Alma, Pompeii, St. Louis, Mt. Pleasant, Middleton and Greenville, Michigan. The Company's address and principal executive offices are located at 101 North Pine River, P.O. Box 280, Ithaca, Michigan, 48847. Its telephone number is (989) 875-4144.

      Commercial has not been convicted in a criminal proceeding, excluding traffic violations and similar misdemeanors, during the past five years, not has it been a party to any judicial or administrative proceeding during the past five years that results in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

CB MERGER CO.

      CB Merger Co. is a newly-formed Michigan corporation, and is a wholly-owned subsidiary of the Company. CB Merger Co. was organized solely for the purpose of facilitating the Merger. CB Merger Co. will merge into the Company and will cease to exist after the Merger. CB Merger Co. has not conducted any activities other than those incident to its formation, its execution of the Plan of Merger and its assistance in preparing various SEC filings related to the proposed going private transaction. CB Merger Co. has no significant assets, liabilities or shareholders' equity. The address and telephone number of CB Merger Co.'s business and principal executive officers are the same as those of the Company.

      CB Merger Co. has not been convicted in a criminal proceeding, excluding traffic violations and similar misdemeanors, during the past five years, not has it been a party to any judicial or administrative proceeding during the past five years that results in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS

      The following sets forth certain information with respect to the Company's directors and executive officers as of October 1, 2004.

                                                                                      YEAR FIRST BECAME A
                                                                                     DIRECTOR OR OFFICER OF
        NAME               AGE        PRINCIPAL OCCUPATION(s) FOR PAST 5 YEARS        THE COMPANY OR BANK
-------------------        ---        ----------------------------------------       ----------------------
                                                  DIRECTORS

Richard F. Abbott          69         Retired from Commercial and Bank.                       1989
                                      Former interim president and
                                      chief executive officer of the
                                      Bank from September 15, 1993
                                      until March 16, 1994, and of
                                      Commercial from September 15, 1993
                                      until May 18, 1994. Served as
                                      executive vice president of the
                                      Bank and Commercial from
                                      May, 1990 to September 15,
                                      1993, and from March 16, 1994
                                      until December 31, 1996.

Jefferson P. Arnold        65         Attorney at law and has practiced law with              1994
                                      The Arnold Law Offices for over 30 years.

Jeffrey S. Barker          56         President and chief executive officer of                1997
                                      Commercial and the Bank since
                                      November 12, 1997.

Don J. Dewey               67         Funeral director and the owner and                      1987
                                      President of Dewey Funeral Homes, Inc.

Patrick G. Duffy           41         Vice president and chief financial officer of           1999
                                      Commercial and the Bank since February 19,
                                      1997. Named executive vice president Of
                                      Commercial and the Bank on May 19, 1999.

Robert S. Elmore           55         Chief Financial Officer of Rich mar                     2004
                                      Properties, a property development
                                      Company.

David A. Ferguson          55         Member of Chodoka LLC. Previously                       1985
                                      Served as vice president of Ashcraft's
                                      Market, Inc., a regional retail grocery store
                                      Chain.

Paul B. Luneack            45         Vice President of Ken Luneack                           2002
                                      Construction, Inc., a building materials
                                      Manufacturer.

Kim C. Newson              54         President of Alma Hardware Company and                  1987
                                      general manager of Alma True Value
                                      Hardware, both of which are in the
                                      retail Hardware business.

                                                                                        YEAR FIRST BECAME A
                                                                                       DIRECTOR OR OFFICER OF
       NAME                 AGE      PRINCIPAL OCCUPATION(S) FOR PAST 5 YEARS           THE COMPANY OR BANK
--------------------        ---     --------------------------------------------       ----------------------
Howard D. Poindexter        68      Chairman of the Board of Commercial                          1973
                                    since February of 1993. Manager of
                                    Poindexter Farms, an independent farming
                                    business. From 1954 until his retirement in
                                    1992, he was a soil conservationist for the
                                    U.S. Department of Agriculture.

Scott E. Sheldon            48      Chairman of the Board of the Bank since                      1985
                                    July of 1997. Owner of Kernen-Sheldon
                                    Agency, and Shepherd Insurance Agency,
                                    which are insurance agencies.

                                                  OFFICERS

Jeffrey S. Barker           56      Executive Officer of the Corporation. (See                   1997
                                    above for further biographical information.)

Patrick G. Duffy            41      Executive Officer of the Corporation. (See                   1999
                                    above for further biographical information.)

Andrew P. Shafley           39      Senior vice president and senior loan                        1998
                                    officer of the Bank since May 19, 1999.
                                    Served as vice president senior loan officer
                                    from May of 1998 until May of 1999.
                                    Served as vice president commercial loan
                                    officer from January of 1996 until May of
                                    1999.

      All of the above-listed persons are citizens or permanent residents of the United States. During the past five years, none of them have been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. Nor have any of them been convicted in any criminal proceeding during the past five years, excluding traffic violations and similar misdemeanors. The address of the directors and executive officers is the same as that of the Company. Except as provided above, the address and telephone number of the employers of the directors and executive officers are the same as those of the Company.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

      During the past two years, neither the Company nor CB Merger Co. has engaged in significant transactions with any of their affiliates, executive officers or directors, nor has either entity engaged in negotiations regarding such types of transactions. There are no agreements between the Company, CB Merger Co. or the Company's executive officers and directors and any other person with respect to any shares of Common Stock, except for director and employee stock options that may be exercised by the applicable director or officer from time to time to purchase shares of Common Stock directly from the Company. Directors and officers of the Company and their associates are customers of and have had transactions with the Bank in the ordinary course of business. All loans and commitments included in such transactions have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. No director or executive officer has pledged shares of Common Stock.

USE OF SECURITIES ACQUIRED AND PLANS OR PROPOSALS

      The Company will cancel shares of Common Stock acquired for cash pursuant to the Plan of Merger. These cancelled shares will constitute authorized but unissued Common Stock.

      The Merger, if carried out, is expected to enable the Company to terminate the registration of its Common Stock under the Exchange Act and thus eliminate its obligation to file reports (such as Form 10-Q quarterly and Form 10-K annual reports) under the Exchange Act. See "THE TRANSACTION - Termination of Exchange Act Registration" (pages 24 and 25).

      Presently, neither the Company nor CB Merger Co. has any plans, proposals or negotiations that relate to or would result in: any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; any change in the present Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer; or any other material change in the Company's corporate structure or business.

VOTING SECURITIES AND PRINCIPAL HOLDERS

      The following table sets forth, as of October 1, 2004, the total number of shares of the Common Stock beneficially owned, and the percent of such shares so owned, by each director and executive officer and by all directors and executive officers of the Company as a group.


                                  AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                              -----------------------------------------------------
                                NUMBER OF SHARES OF
                              COMMON STOCK DIRECTLY       STOCK    TOTAL BENEFICIAL    PERCENT OF
NAME OF BENEFICIAL OWNER        OR INDIRECTLY OWNED     OPTIONS(2)     OWNERSHIP          CLASS
--------------------------------------------------------------------------------------------------
Richard F. Abbott                    104,952              3,540        108,492            2.65%
Jefferson P. Arnold                   96,783              5,302        102,085            2.49%
Jeffrey S. Barker (3)                 28,856             67,950         96,806            2.36%
Don J. Dewey                          21,044              6,192         27,236             .66%
Patrick G. Duffy (3)                  12,897             38,273         51,170            1.25%
Robert S. Elmore                         270                 --            270              --
David F. Ferguson                     77,100              2,281         79,381            1.94%
Paul B. Luneack (4)                   95,093              1,294         96,387            2.35%
Kim C. Newson                         24,356              6,426         30,782             .75%
Howard D. Poindexter                 144,844              3,664        148,508            3.62%
Scott E. Sheldon                     158,167             11,347        169,514            4.14%
Andrew P. Shafley (3)                 16,517             28,582         45,099            1.10%
                                     -------            -------        -------           -----
All directors and executive
   officers as a group (12
   persons)                          780,879            174,851        955,730           23.31%
                                     =======            =======        =======           =====

      (1) The number of shares stated is based on information furnished by the officers and directors and includes shares personally owned of record by each person and shares which under applicable regulations are deemed to be otherwise beneficially owned by each person.

      (2) These numbers include vested stock options, granted under the Corporation's 1991 Stock Option Plan and 2001 Stock Option Plan, which entitle the holder to acquire beneficial ownership of such shares within sixty days.

      (3) These numbers include shares that are allocated to the person's individual account under the Commercial Bank Employee Savings and Stock Ownership Plan.

      (4) Paul B. Luneack is the son of Kenneth R. Luneack who is the owner of 303,770 shares of Common Stock.

      The Company is not aware of any arrangements that may result in a change in control of the Company. During the past 60 days, neither the Company nor its subsidiaries, directors or executive officers has engaged in any transactions involving Common Stock, other than a sale of 3,500 shares of common stock between Paul B. Luneack and David A. Ferguson, both directors of the Corporation.

      The following table sets forth, as of October 1, 2004, the names and addresses of all beneficial owners of 5% or more of the Common Stock and shows the amount and nature of such beneficial ownership.

                                                    AMOUNT AND NATURE OF                    PERCENT OF
  NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP                       CLASS
-------------------------------------------------------------------------------------------------------
Kenneth R. Luneack (1)
9333 N. Union Road
St. Louis, Michigan 48880                                  303,770                             7.41%
                                                           -------                             ----

(1) Kenneth R. Luneack is the father of director Paul B. Luneack.

STOCK REPURCHASES

      During the past two years, the Company has repurchased the following shares of Common Stock:

                                                                            AVERAGE PRICE
          PERIOD                      TOTAL NUMBER OF SHARES PURCHASED      PAID PER SHARE
------------------------------------------------------------------------------------------
November 2002 - December 2003                        22,829                     $ 11.69
January 2004 - March 2004                             -----                       -----
April 2004 - June 2004                               14,922                     $ 11.33
July 2004 - September 2004                           10,322                     $ 11.26

      CB Merger Co. has not purchased any shares of Common Stock since its incorporation.

MARKET FOR COMMON STOCK AND DIVIDEND INFORMATION

      The Common Stock is quoted in the over-the-counter market on the OTC Bulletin Board or Commonly referred to as Pink Sheets under the symbol "CEFC." Trading of the Common Stock is limited and sporadic, and the Company believes there are occasional transactions among private parties that are not reported to the Company. The Company had 696 shareholders of record as of October 1, 2004.

      The table below sets forth the high and low prices for the Common Stock for each calendar quarter from January 1, 2002, through September 30, 2004, as reported to the Company, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. As previously noted, there may be other transactions of which the Company is not aware. The prices and dividend information have been adjusted for the 5% stock dividends issued in November 2003 and November 2002.

                                          ACTUAL PRICE RANGE    CASH DIVIDENDS
   QUARTER ENDED         SHARES TRADED    HIGH          LOW        DECLARED
   -------------         -------------    ----          ---        --------
March 31, 2002              24,150        10.40         9.09          .12
June 30, 2002                6,930        14.25        10.17          .13
September 30, 2002           8,715        13.58        11.50          .13
December 31, 2002           45,885        12.66        10.74          .13
March 31, 2003              29,200        13.14        10.95          .13
June 30, 2003               19,600        12.52        11.66          .13
September 30, 2003          16,500        12.38        11.29          .14
December 31, 2003           26,800        12.38        10.50          .14
March 31, 2004              38,400        12.65        10.70          .14
June 30, 2004               77,400        12.20        10.80          .12
September 30, 2004          52,900        12.00        10.75          .12

      The payment of dividends by the Company and the Bank is affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. The "prompt corrective action" provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") impose further restrictions on the payment of dividends by insured banks which fail to meet specified capital levels and, in some cases, their parent bank holding companies. FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. These regulations and restrictions may limit the Company's ability to obtain funds from the Bank for the Company's cash needs, including funds for acquisitions, payments of dividends and interest, and the payment of operating expenses. Based on the Bank's balance sheet as of September 30, 2004, the Bank could pay a dividend to the Company in the amount of $1,950,000 without prior regulatory approval.

      After the Merger, the Company will not be required to file reports under the Exchange Act, and its Common Stock will not be registered under the Exchange Act. The Common Stock may continue to be quoted in the over-the-counter market, on the OTC Bulletin Board or Commonly referred to as Pink Sheets. The OTC Bulletin Board or Commonly referred to as Pink Sheets is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded.

DESCRIPTION OF COMMON STOCK

      The Company is authorized to issue 5,000,000 shares of Common Stock, no par value. As of October 1, 2004, there were 4,097,543 shares of Common Stock outstanding. Each share of Common Stock has equal voting rights, preferences and privileges.

      Number of Shareholders. As of October 1, 2004, there were approximately 696 shareholders of record.

      Voting Rights. Each share of Common Stock has the same rights and is identical in all respects with every other share of Common Stock. The holders of Common Stock possess all voting rights with respect to the Company. Each holder of Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of Common Stock.

                          FUTURE SHAREHOLDER PROPOSALS

      If the shareholders do not approve the Plan of Merger proposal, or if the Plan of Merger is approved but the Merger is not ultimately completed, shareholders may submit proposals for consideration at the 2005 Annual Meeting of Shareholders. In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Shareholders, any shareholder's proposal to take action at such meeting must be received at the Company's home office at 101 North Pine River, P.O. Box 280, Ithaca, Michigan, 48847, no later than November 26, 2004. This deadline is calculated in accordance with SEC Rule 14a-8(e)(Question 5) which states that any such proposal must be received at the Company's principal executive offices not less than 120 calendar days before the date of the Company's proxy statement released to shareholders in connection with the previous year's annual meeting. Any such proposal shall be subject to the proxy rules adopted under the Exchange Act. If a shareholder proposal is not presented to the Company by February 9, 2005, SEC Rule 14a-4(c)(l) provides that the Company may use discretionary authority to vote on the matter.

                       WHERE YOU CAN FIND MORE INFORMATION

      The Company files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at l-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 450 Fifth Street NW, Washington, D.C. 20549.

      The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers such as the Company, who file electronically with the SEC. The address of that site is http://www.sec.gov.

      The Company and CB Merger Co. have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

                       DOCUMENTS INCORPORATED BY REFERENCE

      To "incorporate by reference" information into this document means that the Company is disclosing important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference into this document.

      This document incorporates by reference the documents listed below that the Company has filed previously with the SEC. They contain important information about the Company and its financial condition.

      - Commercial's Annual Report on Form 10-K for the year ended December 31, 2003.

      - Commercial's Quarterly Reports on Form lO-Q, for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

      The Company also incorporates by reference any additional documents that it may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the date of the Special Meeting.

      The Company will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to the Company's Secretary at 101 North Pine River, P.O. Box 280, Ithaca, Michigan, 48847.

      These documents are also included in the Company's SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

      The Company has not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

                          INDEX TO FINANCIAL STATEMENTS

TITLE                                                                                                PAGE
-----                                                                                                ----
Selected Financial Data (unaudited)                                                                   41

Consolidated Pro Forma Balance Sheet (unaudited as of September 30, 2004)                             42

Condensed Consolidated Pro Forma Statements of Income and Comprehensive Income
(unaudited for the year ended December 31, 2003, and the nine months ended September 30, 2004)       43-44

Pro Forma Earnings Per Share (unaudited fiscal year end and interim)                                  45

Pro Forma Ratio of Earnings to Fixed Charges (unaudited fiscal year end and interim)                  45

Pro Forma Book Value Per Share (most recent balance sheet)                                            45

                   COMMERCIAL NATIONAL FINANCIAL CORPORATION

                            SELECTED FINANCIAL DATA
                                  (UNAUDITED)

                                               Year to Date
                                               September 30,                      Year Ended December 31
                                           2004            2003            2003            2002            2001
                                       ------------    ------------    ------------    ------------    ------------
Total interest income                  $ 10,181,991    $ 10,494,347    $ 13,848,265    $ 14,112,022    $ 16,097,226
Net interest income                       7,379,463       7,293,551       9,704,099       8,921,545       8,952,190
Provision for loan losses                   270,000       1,781,000       1,901,000         681,000         375,000
Net income                                2,000,997       1,586,950       2,235,802       2,900,880       3,202,588
Per share data
   Basic earnings per share                     .49             .39             .55             .73             .82
   Diluted earnings per share                   .49             .39             .55             .72             .82
   Cash dividends                               .38             .40             .54             .51             .49
Balance sheet data:
   Gross loans                          204,698,389     188,226,893     194,389,682     184,448,296     168,012,689
   Deposits                             166,002,283     165,585,020     169,564,537     166,059,479     162,578,611
   Other borrowings                      51,190,686      44,174,342      44,283,241      47,565,165      32,466,685
   Equity                                24,936,529      24,040,329      24,282,827      23,703,972      22,064,278
      Total assets                      243,859,510     234,999,931     239,788,247     238,250,583     218,397,880

Return on average assets (1)                   1.10%            .89%            .94%           1.28%           1.48%
Return on average equity (2)                  10.79%           8.75%           9.21%          12.60%          14.93%
Dividend payout ratio (3)                     77.44%         101.38%          97.33%          70.35%          59.48%
Average equity to average assets (1)          10.24%          10.18%          10.22%          10.14%           9.90%

-----------
(1) Annualized

(2) Average equity used in the above table excludes common stock subject to repurchase obligations but includes average unrealized appreciation or depreciation on securities available for sale.

(3) Dividends declared divided by net income

                   COMMERCIAL NATIONAL FINANCIAL CORPORATION

CONSOLIDATED PROFORMA BALANCE SHEETS

                                                                       As of September 30, 2004
                                                                              Pro Forma        Pro Forma
                                                             Historical      Adjustments        Combined
                                                           -------------    -------------    -------------
ASSETS
Cash and due from                                          $   4,580,199                     $   4,580,199
Federal funds sold                                                 2,392                             2,392
Other interest bearing deposits                                2,016,425                         2,016,425
                                                           -------------                     -------------
     Total cash and cash equivalents                           6,599,016                         6,599,016
Securities available for sale                                 21,007,131                        21,007,131
Securities held to maturity                                    2,038,706                         2,038,706
Federal Home Loan Bank stock, at cost                          1,910,000                         1,910,000
Gross loans receivable                                       204,698,389                       204,698,389
Allowance for loan losses                                     (2,437,117)                       (2,437,117)
                                                           -------------                     -------------
     Net loans                                               202,261,272                       202,261,272
Bank owned life insurance                                      3,975,503                         3,975,503
Premises and equipment, net                                    3,904,713                         3,904,713
Accrued interest receivable and other assets                   2,163,169                         2,163,169
                                                           -------------                     -------------
         Total assets                                      $ 243,859,510                     $ 243,859,510
                                                           =============                     =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits
         Non-interest bearing demand                       $  22,896,009                     $  22,896,009
         Interest-bearing demand                              27,337,102                        27,337,102
         Savings                                              61,523,479                        61,523,479
         Time                                                 54,245,693                        54,245,693
                                                           -------------                     -------------
              Total deposits                                 166,002,283                       166,002,283
     Securities sold under agreements to repurchase           13,526,736                        13,526,736
     Other short-term borrowings                                 379,164                           379,164
     Federal Home Loan Bank advances                          37,284,786                        37,284,786
     Notes payable                                                          $   8,750,000        8,750,000
     Accrued expenses and other liabilities                    1,730,012                         1,730,012
                                                           -------------    -------------    -------------
         Total liabilities                                   218,922,981        8,750,000      227,672,981
Shareholders' equity
     Common stock and paid-in-capital, no par value:
     5,000,000 shares authorized; shares issued and
     outstanding September 30, 2004-
     4,083,278 and December 31, 2003-4,052,480                24,450,290       (8,750,000)      15,700,290
     Accumulated earnings/(deficit)                              339,136                           339,136
     Accumulated other comprehensive income, net of tax          147,103                           147,103
                                                           -------------    -------------    -------------
         Total shareholders' equity                           24,936,529       (8,750,000)      16,186,529
                                                           -------------    -------------    -------------
              Total liabilities and shareholders' equity   $ 243,859,510    $           -    $ 243,859,510
                                                           =============    =============    =============

                           See notes for assumptions

                   COMMERCIAL NATIONAL FINANCIAL CORPORATION

 CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                   (Unaudited)

                                                            Year ended December 31, 2003
                                                                       Pro Forma       Pro Forma
                                                       Historical     Adjustments      Combined
                                                      ------------    ------------    ------------
Interest and dividend income
     Loans, including fees                            $ 12,582,171                    $ 12,582,171
     Taxable securities                                    696,893                         696,893
     Nontaxable securities                                 386,531                         386,531
     Federal funds sold                                     83,229                          83,229
     Federal Home loan Bank stock dividends                 85,328                          85,328
     Interest on other deposits                             14,113                          14,113
                                                      ------------                    ------------
         Total interest and dividend income             13,848,265                      13,848,265

Interest expense
     Deposits                                            2,447,889                       2,447,889
     Securities sold under agreements to repurchase        148,493                         148,493
     Federal Home Loan Bank advances                     1,545,107                       1,545,107
     Other                                                   2,677    $    328,125         330,802
                                                      ------------    ------------    ------------
Total interest expense                                   4,144,166         328,125       4,472,291

Net interest income                                      9,704,099        (328,125)      9,375,974

Provision for loan losses                                1,901,000                       1,901,000
                                                      ------------    ------------    ------------
Net interest income after provision for loan losses      7,803,099        (328,125)      7,474,974

Noninterest income
     Service charges and fees                              469,337                         469,337
     Net gain on loan sales                                818,023                         818,023
     Receivable financing fees                             166,424                         166,424
     Other                                                 574,139                         574,139
                                                      ------------                    ------------
         Total noninterest income                        2,027,923                       2,027,923
                                                      ------------                    ------------

Noninterest expense
     Salaries and employee benefits                      3,698,560                       3,698,560
     Occupancy and equipment                             1,219,326                       1,219,326
     FDIC insurance                                         27,909                          27,909
     Printing, postage and supplies                        272,017                         272,017
     Professional and outside services                     390,434         (85,832)        304,602
     Other                                               1,153,974                       1,153,974
                                                      ------------    ------------    ------------
         Total non-interest expense                      6,762,220         (85,832)      6,676,388
                                                      ------------    ------------    ------------

Income before income tax expense                         3,068,802        (242,293)      2,826,509
Income tax expenses                                        833,000         (82,380)        750,620
                                                      ------------    ------------    ------------
Net income                                            $  2,235,802    $   (159,913)      2,075,889
                                                      ============    ============    ============

Per share information
     Basic earnings                                   $        .55                    $        .62
     Diluted earnings                                 $        .55                    $        .62

                    COMMERCIAL NATIONAL FINANCIAL CORPORATION

 CONDENSED CONSOLIDATED PRO FORMA STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                   (Unaudited)

                                                                   Nine Months ended September 30, 2004
                                                                               Pro Forma          Pro Forma
                                                              Historical      Adjustments          Combined
                                                             -----------     -------------      -------------
Interest and dividend income
        Loans, including fees                                $ 9,424,155                        $   9,424,155
        Taxable securities                                       420,255                              420,255
        Nontaxable securities                                    240,417                              240,417
        Federal funds sold                                        30,038                               30,038
        Federal Home loan Bank stock dividends                    60,462                               60,462
        Interest on other deposits                                 6,664                                6,664
                                                             -----------                        -------------
               Total interest and dividend income             10,181,991                           10,181,991

Interest expense
        Deposits                                               1,618,149                            1,618,149
        Securities sold under agreements to repurchase           102,882                              102,882
        Federal Home Loan Bank advances                        1,079,587                            1,079,587
        Other                                                      1,910     $     245,419            247,329
                                                             -----------     -------------      -------------
Total interest expense                                         2,802,528           245,419          3,047,947

Net interest income                                            7,379,463          (245,419)         7,134,044

Provision for loan losses                                        270,000                              270,000
                                                             -----------     -------------      -------------
Net interest income after provision for loan losses            7,109,463          (245,419)         6,864,044

Noninterest income
        Service charges and fees                                 337,573                              337,573
        Net gain on loan sales                                   175,364                              175,364
        Receivable financing fees                                126,437                              126,437
        Other                                                    403,791                              403,791
                                                             -----------                        -------------
               Total noninterest income                        1,043,165                            1,043,165
                                                             -----------                        -------------

Noninterest expense
        Salaries and employee benefits                         2,948,386                            2,948,386
        Occupancy and equipment                                  997,780                              997,780
        FDIC insurance                                            19,189                               19,189
        Printing, postage and supplies                           181,955                              181,955
        Professional and outside services                        266,269           (48,000)           218,269
        Other                                                    919,052                              919,052
                                                             -----------     -------------      -------------
               Total non-interest expense                      5,332,631           (48,000)         5,284,631
                                                             -----------     -------------      -------------

Income before income tax expense                               2,819,997          (197,419)         2,622,578
Income tax expenses                                              819,000           (67,000)           752,000
                                                             -----------     -------------      -------------
Net income                                                   $ 2,000,997     $    (130,419)     $   1,870,578
                                                             ===========     =============      =============

Per share information
        Basic earnings                                       $       .49                        $         .55
        Diluted earnings                                     $       .49                        $         .55

                            See notes for assumptions

                    COMMERCIAL NATIONAL FINANCIAL CORPORATION

                                                                       Pro Forma                         Pro Forma       Pro Forma
                                           Year           Year            Year          Nine months      Nine months    Nine months
                                          ended          ended           ended             ended           ended           ended
                                        12/31/2003    12/31/2002       12/31/2003        9/30/2004        9/30/2003      9/30/2004
                                       -----------   -------------   --------------   --------------   --------------   -----------
Earnings
Add,
Pretax income                          $ 3,068,802   $   4,030,880   $    2,826,509   $    2,819,997   $    1,965,530   $ 2,622,578
Fixed charges                            4,144,166       5,190,447        4,472,291        2,802,528        3,446,215     3,047,947
Amortization of
        capitalized interest
Distributed income of
        equity investees
Share of pre-tax losses
        of equity investees
        for which charges
        arising from guarantees
        are included in fixed charges
Less
Interest capitalized
Preference security
        dividend requirements
Minority interest in
        pre-tax income of
        subsidiaries that have
        not incurred fixed charges
                                       -----------   -------------   --------------   --------------   --------------   -----------
Total earnings                           7,212,968       9,221,327        7,298,800        5,622,525        5,411,745     5,670,525
                                       ===========   =============   ==============   ==============   ==============   ===========

Fixed charges
Interest expensed and
        Capitalized                      4,144,166       5,190,447        4,472,291        2,802,528        3,446,215     3,047,947
Amoritized premiums,
        discounts an
        capitalized interest
Interest within rental
        expense
Preference security
        dividend requirements
        of consolidated subs
                                       -----------   -------------   --------------   --------------   --------------   -----------
Total fixed charges                      4,144,166       5,190,447        4,472,291        2,802,528        3,446,215     3,047,947
                                       ===========   =============   ==============   ==============   ==============   ===========
RATIO OF EARNINGS TO FIXED
        CHARGES                             174.05%         177.66%          163.20%          200.62%          157.03%       186.04%

                                                         Actual        Pro Forma          Pro Forma
                                                        9/30/2004     Adjustments         9/30/2004
                                                      ------------   -------------     ---------------
        Common stock and paid-in-capital              $ 24,450,290   $  (8,750,000)    $    15,700,290
        Retained earnings                                  339,136                             339,136
        Accumulated other comprehensive income, net
               of tax                                      147,103                             147,103
                                                      ------------   -------------     ---------------
               Total shareholders' equity             $ 24,936,529   $  (8,750,000)    $    16,186,529
                                                      ============   =============     ===============

Outstanding shares                                       4,083,278        (700,000)          3,383,278

Book value per share                                  $       6.11   $      (12.50)    $          4.78

                    COMMERCIAL NATIONAL FINANCIAL CORPORATION

NOTES TO PRO FORMA FINANCIAL STATEMENTS

      1. Commercial has assumed that the Merger occurred as of September 30, 2004, for the purposes of the unaudited consolidated pro forma balance sheet, and as January 1, 2003 and January 1, 2004, respectively, with respect to the unaudited condensed consolidated pro forma income statements for the year ended December 31, 2003 and the nine months ended September 30, 2004.

      2. Commercial has assumed that a total of 700,000 shares are cashed out in the merger at a price of $12.50 per share for a total payment of $8,750,000.

      3. Commercial has assumed that all of the cash required to consummate the Merger will be provided from the trust preferred issue

      4. Commercial has adjusted for a pretax cost, estimated to be approximately $242,293 for the year ended December 31, 2003 and $197,419 for the nine months ended September 30, 2004. The applicable federal tax rate is assumed to be 34%. This is an estimate of the actual cost incurred in these periods for legal, accounting and other professional fees associated with the filing requirements under the Exchange Act. This adjustment is not a prediction of future results. No adjustment is made for employee, overhead, indirect or incidental expenses. Management estimates that costs associated with being a filing company under the Exchange Act will be significantly higher in later periods.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER ("Plan of Merger"), dated as of November 16, 2004, is entered into by and between CB Merger Company ("Merger Co.") and Commercial National Financial Corporation ("Commercial").

      Merger Co. is a corporation, duly organized and validly existing under the laws of the State of Michigan. As of the date of this Plan of Merger, the authorized capital stock of Merger Co. consists of 60,000 shares of common stock, no par value ("Merger Co. Common Stock"), of which 100 shares are issued and outstanding. All of Merger Co.'s outstanding shares are owned by Commercial. Commercial is a corporation, duly organized and validly existing under the laws of the State of Michigan. As of the date of this Plan of Merger, the authorized capital stock of Commercial consists of its common stock, no par value ("Commercial Common Stock"), of which 5,000,000 shares are authorized and of which 4,097,973 shares are issued and outstanding. The respective Boards of Directors of Commercial and Merger Co. deem this Plan of Merger advisable and in the best interests of each such corporation and their respective shareholders. The respective Boards of Directors of Commercial and Merger Co. have each adopted the Plan of Merger, directed that this Plan of Merger be submitted for approval by their respective shareholders, and recommended that the Plan of Merger be approved by their respective shareholders.

      Merger Co. and Commercial agree:

                                    ARTICLE I
                                   THE MERGER

      1.1 THE MERGER. Subject to the terms and conditions of this Plan of Merger, and in accordance with the Michigan Business Corporation Act (the "Act"), at the Effective Time (as defined in Section 1.2), Merger Co. will merge with and into Commercial (the "Merger"). Commercial will survive the Merger and will continue its corporate existence (referred to after the Merger as the "Surviving Corporation") under the laws of the State of Michigan. Upon consummation of the Merger, the separate corporate existence of Merger Co. will terminate and the name of the Surviving Corporation will be "Commercial National Financial Corporation."

      1.2 EFFECTIVE TIME. After approval of this Plan of Merger by the shareholders of Merger Co. and Commercial, a certificate of merger will be filed with the Michigan Department of Labor and Economic Growth for approval. The Merger will become effective (the "Effective Time") when the certificate of merger has been filed with the Michigan Department of Labor and Economic Growth or as of any later time specified in the certificate of merger.

      1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the Act and in this Plan of Merger.

      1.4 TREATMENT OF COMMON STOCK.

            (a) At the Effective Time, by virtue of the Merger and without any shareholder action, the following will occur:

                  (i) all outstanding shares of Commercial Common Stock (other than shares of Commercial Common Stock, the holders of which exercise and perfect dissenters' rights as set forth in Article III), whether Record Shares (as hereinafter defined), or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 4,000 shares of Commercial Common Stock immediately before the Effective Time (a "Nonqualified Holder") shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $12.50 per share of Commercial Common Stock (the "Cash

Consideration"); provided, however, that Commercial may presume that all Street Shares are held by Holders holding fewer than 4,000 shares of Commercial Common Stock immediately before the Effective Time unless either Commercial or a beneficial owner of Street Shares are able to demonstrate to Commercial's satisfaction that such shares are held beneficially by a Holder holding 4,000 or more shares of Commercial Common Stock immediately before the Effective Time, in which event such shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

                  (ii) all outstanding shares of Commercial Common Stock other than those described in subparagraph 1.4(a)(i) as being converted into the right to receive the Commercial Cash Consideration, shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time; and

                  (iii) the outstanding shares of Merger Co. Common Stock shall, without any action on the part of the holder thereof, be canceled.

            In no event shall any Holder holding, of record or beneficially, immediately before the Effective Time, 4,000 or more shares of Commercial Common Stock (a "Qualified Holder") (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Cash Consideration with respect to the shares of Commercial Common Stock so held. It shall be a condition precedent to the right of any Holder to receive the Cash Consideration, if any, payable with respect to the shares of Commercial Common Stock held by such Holder that such Holder certify to Commercial in the letter of transmittal delivered by Commercial as described in Section 2.2 that such Holder held, of record or beneficially, immediately before the Effective Time fewer than 4,000 shares of Commercial Common Stock (including any combination of Record Shares and Street Shares) in the aggregate.

      1.5 CERTAIN DEFINITIONS. For purposes hereof:

            (a) The term "Record Shares" shall mean shares of Commercial Common Stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of Commercial;

            (b) The term "Street Shares" shall mean shares of Commercial Common Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof; and

            (c) The term "Holder" shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of Commercial, and
(ii) any other person or persons who would be deemed to be a "Holder" under clause (i) above if the shares of Commercial Common Stock such person holds beneficially in street name were held of record by such person or persons.

      1.6 ARTICLES OF INCORPORATION. The Articles of Incorporation of Commercial in effect as of the Effective Time will be the Articles of Incorporation of the Surviving Corporation after the Merger until amended in accordance with applicable law.

      1.7 BYLAWS. The Bylaws of Commercial in effect as of the Effective Time will be the Bylaws of the Surviving Corporation after the Merger until amended in accordance with applicable law.

      1.8 BOARD OF DIRECTORS. The directors of Commercial immediately prior to the Effective Time will be the directors of the Surviving Corporation from and after the Effective Time until their respective successors will have been elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

      1.9 OFFICERS. The officers of Commercial immediately prior to the Effective Time will be the officers of the Surviving Corporation from and after the Effective Time until their respective successors have been elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

      1.10 SHAREHOLDER APPROVAL. The Merger is subject to the condition that this Plan of Merger be approved by a vote of the holders of a majority of the issued and outstanding shares of Commercial Common Stock.

                                   ARTICLE II
                               STOCK CERTIFICATES

      2.1 CERTIFICATES HELD BY QUALIFIED HOLDERS. Certificates evidencing shares of Commercial Common Stock held by a Qualified Holder as of the Effective Time will evidence the same number of shares of common stock of the Surviving Corporation after the Effective Time.

      2.2 CERTIFICATES HELD BY NONQUALIFIED HOLDERS. After the Effective Time, the Surviving Corporation will send or deliver to each Nonqualified Holder a letter of transmittal. This letter will describe how to exchange stock certificates for the Cash Consideration. Until presented to the Surviving Corporation as directed by the letter of transmittal, certificates that previously represented shares of Commercial Common Stock held by a Nonqualified Holder will only evidence the right to receive cash as provided in this Plan of Merger. Upon presentation to the Surviving Corporation of certificates that previously represented shares of Commercial Common Stock held by a Nonqualified Holder, cash will be paid in an amount to which such holder will be entitled pursuant to Article I of this Plan of Merger. No interest will be due on any cash payable pursuant to this Plan of Merger, except as may be applicable pursuant to Article III.

                                   ARTICLE III
                               DISSENTERS' RIGHTS

      Pursuant to a resolution of the Board of Directors, each Nonqualified Holder may elect to dissent from this Plan of Merger, and obtain payment for his or her shares of Common Stock, in the manner, with the rights, and subject to the requirements applicable to dissenting shareholders as provided in Sections 761 through 774 of the Act. No other Holder will have the right to dissent. The right of a Nonqualified Holder to dissent is subject to the condition that the Nonqualified Holder comply strictly with Sections 765, 767 and 772 of the Act, and any Nonqualified Holder who exercises dissenters' rights will be deemed by such exercise to have agreed to be bound by those sections of the Act. As provided in Section 765 of the Act, a Nonqualified Holder who wishes to assert dissenters' rights must deliver to Commercial, before the shareholder vote to approve this Plan of Merger is taken, a written notice of his or her intent to demand payment for his or her shares if this Plan of Merger is effectuated. In addition, the dissenting Nonqualified Holder must not vote his or her shares in favor of the Plan of Merger proposal.

                                   ARTICLE IV
                               GENERAL PROVISIONS

      4.1 RESOLUTION OF ISSUES.

            (a) Commercial (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this Plan of Merger and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Plan of Merger, including, without limitation, any questions as to the number of shares of Commercial Common Stock held by any Holder immediately before the Effective Time. All determinations by Commercial under this Section 4.1(a) shall be final and binding on all parties, and no person or entity shall have any recourse against Commercial or any other person or entity with respect thereto.

            (b) For purposes of this Plan of Merger, Commercial may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Commercial Common Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Commercial Common Stock held (whether of record or beneficially) by any person or persons that Commercial determines to constitute a single Holder for purposes of determining the number of shares of Commercial Common Stock held by such Holder.

      4.2 GOVERNING LAW. This Plan of Merger will be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law.

      4.3 ABANDONMENT. At any time prior to the Effective Time, before or after approval of the Plan of Merger by the shareholders of Merger Co. and Commercial, Merger Co. and Commercial may abandon this Plan of Merger without further shareholder action by a written agreement signed by an officer of each of Merger Co. and Commercial; provided, however, that if a certificate of merger has been filed, this Plan of Merger may not be abandoned unless a certificate of abandonment is filed with the Michigan Department of Labor and Economic Growth within 10 days of the abandonment, but not later than the proposed effective date. If abandoned, this Plan of Merger will terminate and be of no further force and effect and no shareholder shall have any rights under this Plan of Merger.

      4.4 AMENDMENT. Subject to compliance with applicable law, this Plan of Merger may be amended by a written agreement executed by Merger Co. and Commercial and authorized by their respective Boards of Directors or duly authorized committees at any time before or after approval of the Plan of Merger by the shareholders of Merger Co. or Commercial; provided, however, that after any approval of the transactions contemplated by this Plan of Merger by the shareholders of Commercial, there may not be, without further approval of such shareholders, any amendment of this Plan of Merger which (i) alters or changes the amount or the form of the consideration to be delivered to the holders of Commercial Common Stock other than as contemplated by this Plan of Merger, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, or (iii) adversely affects the holder of any stock of the constituent corporations.

THIS AGREEMENT AND PLAN OF MERGER has been executed as of the date first above written.

CB MERGER COMPANY                      COMMERCIAL NATIONAL FINANCIAL CORPORATION

By: /s/ Jeffrey S. Barker              By: /s/ Jeffrey S. Barker
    -----------------------------          -------------------------------------
    Jeffrey S. Barker, President           Jeffrey S. Barker, President

                                   APPENDIX B

      Article XIII. Restrictions on Transfer of Stock.

            (a) Shareholders desiring to transfer their shares of the common stock of the corporation shall first present the shares to the corporation for sale. Commencing with receipt of written notice from a shareholder who wishes to transfer his or her common stock in the corporation, the corporation shall have a period of thirty (30) days in which to exercise this right of first refusal. If this period of time elapses without exercise of the right of first refusal by the corporation, the shareholder shall be free to transfer the shares to the party identified in the written notice to the corporation. The corporation may notify the shareholder before the end of the thirty (30) day period if it decides it will not be interested in purchasing the shares. Purchase of the shares shall be for cash, unless another payment plan is acceptable to the shareholder.

                  The price to be paid by the corporation for the shares shall be established between the corporation and the shareholder not lower than the price per share established by the Board of Directors for the purchase and sale of corporation stock (transfer price, (b) below) and not higher than the amount offered to the shareholder, if any, (in a valid and currently unexpired bona fide offer) for the shares being presented to the corporation for purchase.

            (b) The board of directors shall establish from time to time (at least annually) a transfer price which shall be used by the corporation for the purchase of common stock offered by existing shareholders. Such price shall be set to reflect a fair current value for the shares being sold or purchased.

            (c) For purposes of this Article XIII, "transfer" means any type of disposition, including but not limited to a sale, gift, contribution or other action that would result in a change of the record ownership of any share of corporation common stock.

            (d) Any attempted transfer that is not in compliance with this
Article XIII will be of no effect and will not be recorded on the stock transfer books of the corporation. This restriction will be binding to the fullest extent permitted by law and shall be noted conspicuously on stock certificates issued or transferred after the effective date of the amendment adding this Article to the Articles of Incorporation.

                                   APPENDIX C

November 17, 2004

Board of Directors
Commercial National Financial Corporation
101 North Pine River Street
P.O. Box 280
Ithaca, MI 48847-0280

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, of the cash consideration of $12.50 per share to be received by the common shareholders Commercial National Financial Corporation ("Commercial National" or the "Company") holding fewer than 4,000 shares immediately prior to the Effective Time as defined in the Proxy Statement relating to the Agreement and Plan of Merger (the "Transaction"). Shareholders who hold 4,000 or more shares immediately prior to the Effective Time will be issued new shares, the number of which will depend on the number of pre-Transaction shares held. Shareholders who hold fewer than 4,000 shares immediately prior to the Effective Time will, as a result of the Transaction, no longer be shareholders of the Company and instead will receive cash in the amount of $12.50 per pre-Transaction share ("Transaction Consideration"). Thereafter, these shareholders shall cease to have any rights as shareholders of the Company except such rights, if any, as they may have pursuant to the Michigan Business Corporation Act, and, except as aforesaid, their sole right shall be the right to receive the Transaction Consideration as aforesaid, without interest thereon, upon surrender to the Company of their certificates which theretofore represented shares of Commercial National Common Stock.

Donnelly Penman & Partners ("Donnelly Penman") is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of October 6, 2004 (the "Engagement Letter").

In arriving at our Opinion, we have:

I. Reviewed the Annual Reports of the Company for the years ended December 31, 2002 through 2003 as well as interim financials through October 31, 2004;

II.   Reviewed the September 30, 2004 Board of Directors Report;

III. Reviewed the Company's budget for the year ended December 31, 2004 and financial forecast through September 30, 2006;

IV. Compared certain financial characteristics of the Company to certain publicly held companies we deemed relevant;

V. Reviewed current banking industry conditions and trends concerning the valuation of recent mergers and acquisitions;

VI. Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

The Board of Directors
Commercial National Financial Corporation
November 17, 2004
Page 2

VII. Prepared a discounted dividend analysis of the Company based on projections derived from discussions with and deemed reasonable by management of the Company; and

VIII. Reviewed such other data, including financial and industry data, performed such other analyses and taken into account such other matters as we deemed necessary or appropriate.

In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement by the Company, we, with the consent of the Company, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company. Donnelly Penman has further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided by or available to the Company incomplete or misleading in any respect. With respect to the financial forecast information discussed with us by the Company, we have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the senior management of the Company as to the expected future financial performance of the Company. The Company's management team has undertaken and agreed to advise us promptly if any information previously provided has become inaccurate or is required to be updated during the period of our review.

No limitations were imposed by the Company on Donnelly Penman on the scope of Donnelly Penman's investigation or the procedures to be followed by Donnelly Penman in rendering this opinion. On November 11, 2004, the Board of Directors was provided with a Donnelly Penman valuation of the fully marketable, undiscounted value of a share of Commercial National common stock as of November 11, 2004. Although Donnelly Penman believes the value presented to the board and subsequent update are reasonable valuations, the actual share valuation for purposes of this Transaction is at the sole discretion of the Board of Directors. In addition, Donnelly Penman was not requested to and did not make any recommendation to the Company's Board of Directors as to the form of the consideration to be paid to the Company's shareholders. Donnelly Penman was not requested to opine as to, and this opinion does not address, The Company's underlying business decision to proceed with or effect the Transaction or the relative merits of the Transaction compared to any alternative transaction that might be available to the Company.

Donnelly Penman did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of the Company, nor were we furnished with such materials. Donnelly Penman has not reviewed any individual credit files of the Company and has assumed, without independent verification, that the aggregate allowances for credit losses for the Company are adequate and appropriate to cover such losses. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and have been evaluated by us on the date of our opinion. We do not have any obligation to update our opinion beyond the November 11, 2004 valuation, unless requested by the Company in writing to do so, and we expressly disclaim any responsibility to do so in the absence of any such request. Our services to the Company in connection with the Transaction have been comprised solely of financial advisory services, as described in the Engagement Letter.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company. These assumptions include:

      - interest rates are expected to gradually trend upward through 2006 and remain constant thereafter;

      - general economic conditions are not expected to improve or deteriorate significantly from their current state;

      - no significant industry regulations or events are expected to occur that would impair the Company's ability to earn income at the projected levels; and

The Board of Directors
Commercial National Financial Corporation
November 17, 2004
Page 3

      - industry trading and transaction multiples are not projected to change significantly from the current values.

Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No company or merger utilized in our analyses was identical to the Company. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of companies to which the Company is being compared. The analyses performed by Donnelly Penman were assigned a weighting based on Donnelly Penman's opinion of their relative comparability and significance with regard to the specific characteristics of the Company. The complete valuation provided to the Company on November 11, 2004, including a comprehensive explanation of methodologies utilized has been delivered to the Board of Directors of the Company. Additional copies are available to members of the Board of Directors of the Company and the Company's management upon request. A summary of this valuation is also presented in the Proxy Statement under the heading of Opinion of Financial Advisor.

Our opinion is furnished to the Board of Directors of the Company in connection with its consideration of the proposed Transaction and does not constitute a recommendation to or any advice to the Board of Directors of the Company or to any shareholder to take any other action in connection with the Transaction. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Donnelly Penman to any such party. We hereby consent to the reference to our opinion in the proxy statement relating to the shares of common stock of the Company to be repurchased in the Transaction and to the inclusion of the foregoing opinion in the materials relating to the Transaction. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of November 11, 2004, the Transaction Consideration of $12.50 per share, is fair, from a financial point of view, to the common shareholders of the Company. This opinion confirms our oral opinion provided to the Board of Directors of the Company on November 11, 2004.

Very truly yours,

John C. Donnelly
Managing Director
Donnelly Penman & Partners

                                   APPENDIX D
                           DISSENTERS' RIGHTS STATUTE

450.1761. DEFINITIONS

Sec. 761. As used in sections 762 to 774:

(a) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.

(c) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.

(d) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(e) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(f) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(g)   "Shareholder" means the record or beneficial shareholder.

450.1762. SHAREHOLDER'S RIGHT TO DISSENT, FAIR VALUE OF SHARES; EXCEPTIONS TO RIGHT TO DISSENT
Sec. 762.

(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

      (a) Consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 703a or 736(5) or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.

      (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

      (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.

      (d) An amendment of the articles of incorporation giving rise to a right to dissent pursuant to section 621.

      (e)   A transaction giving rise to a right to dissent pursuant to section
            754.

      (f) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

      (g) The approval of a control share acquisition giving rise to a right to dissent pursuant to section 799.

(2) Unless otherwise provided in the articles of incorporation, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:

      (a) Any corporate action set forth in subsection (l)(a) to (e) as to shares that are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the national association of securities dealers, on the record date fixed to vote on the corporate action or on the date the resolution of the parent corporation's board is adopted in the case of a merger under section 711 not requiring shareholder vote under section 713.

      (b) A transaction described in subsection (l)(a) in which shareholders receive cash or shares that satisfy the requirements of subdivision
            (a) on the effective date of the merger or any combination thereof.

      (c) A transaction described in subsection (l)(b) in which shareholders receive cash or shares that satisfy the requirements of subdivision
            (a) on the effective date of the share exchange or any combination thereof.

      (d) A transaction described in subsection (1)(c) that is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within one year after the date of closing of the transaction, where the transaction is for cash or shares that satisfy the requirements of subdivision (a) on the date of closing or any combination thereof.

(3) A shareholder entitled to dissent and obtain payment for his or her shares pursuant to subsection (1)(a) to (e) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(4) A shareholder who exercises his or her right to dissent and seek payment for his or her shares pursuant to subsection (l)(f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

450.1763.DISSENTERS' RIGHTS; PARTIAL DISSENTER, BENEFICIAL SHAREHOLDER
Sec. 763.

(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

(2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if all of the following apply:

      (a) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

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

      (b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.

450.1764. CORPORATE ACTION CREATING DISSENTERS' RIGHTS; VOTE AT SHAREHOLDERS' MEETING, NOTICE; ACTION Sec. 764. TAKEN WITHOUT SHAREHOLDER VOTE NOTICE

(1) If proposed corporate action creating dissenters' rights under Section 762 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this act and shall be accompanied by a copy of sections 761 to 774.

(2) If corporate action creating dissenters' rights under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters' rights.

450.1765. SHAREHOLDER ASSERTING DISSENTER RIGHTS; WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR SHARES, SUBMISSION PRIOR TO VOTE AT SHAREHOLDER
MEETING
Sec. 765.

(1) If proposed corporate action creating dissenters' rights under section 761 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.

450.1766. DELIVERY OF WRITTEN DISSENTERS NOTICE BY CORPORATION; NOTICE CONTENTS Sec. 766.

(1) If proposed corporate action creating dissenters' rights under section 762 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 765.

(2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:

      (a) State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.

      (b) Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.

      (c) Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares before the date.

      (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.

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

450.1767. SHAREHOLDERS SENT DISSENTER'S NOTICE; DEMAND FOR PAYMENT, CERTIFICATION OF BENEFICIAL OWNERSHIP DATE, DEPOSIT OF CERTIFICATES; RIGHTS RETAINED; FAILURE TO DEMAND PAYMENT
Sec. 767.

(1) A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.

(2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.

450.1768. TRANSFER OF SHARES WITHOUT CERTIFICATES, RESTRICTION; RIGHTS RETAINED Sec. 768.

(1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.

(2) The person for whom dissenters' rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

450.1769. PAYMENT TO DISSENTERS OF ESTIMATED FAIR VALUE OF SHARES PLUS ACCRUED INTEREST; ACCOMPANYING INFORMATION
Sec. 769.

(1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(2)   The payment must be accompanied by all of the following:

      (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and if available the latest interim financial statements.

      (b) A statement of the corporation's estimate of the fair value of the shares.

      (c)   An explanation of how the interest was calculated.

      (d) A statement of the dissenter's right to demand payment under section 772.

450.1770. FAILURE OF CORPORATION TO TAKE PROPOSED ACTION; RETURN OF CERTIFICATES, RELEASE OF TRANSFER RESTRICTIONS; TAKING ACTION AFTER RETURN AND RELEASE, NW DISSENTER'S NOTICE
Sec. 770.

(1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.

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

(2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 766 and repeat the payment demand procedure.

450.1771. ELECTION BY CORPORATION TO WITHHOLD PAYMENT FROM CERTAIN DISSENTERS; ESTIMATE OF FAIR VALUE OF SHARES, OFFER OF PAYMENT, STATEMENT
Sec. 771.

(1) A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenters' notice pursuant to section 766(2)(c).

(2)   To the extent the corporation elects to withhold payment under subsection
      (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus seemed interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 772.

450.1772. ESTIMATE OF FAIR VALUE, WRITTEN NOTICE; DEMAND FOR PAYMENT, CONDITIONS; WAIVER OF RIGHT TO DEMAND PAYMENT
Sec. 772.

(1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation's offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any one of the following applies:

      (a) The dissenter believes that the amount paid under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

      (b) The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.

      (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.

(2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.

450.1773. UNSETTLED DEMAND FOR PAYMENT, APPRAISAL PROCEEDINGS; COMMENCEMENT, PARTIES, JURISDICTION, APPRAISERS, DISCOVERY RIGHTS, JUDGMENT AMOUNT
Sec. 773.

(1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(2) The corporation shall commence the proceeding in the circuit court of the county in which the corporation's principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in

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

      this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.

(3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents maybe served by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(5) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

450.1773a. APPOINTMENT OF REFEREE TO CONDUCT PROCEEDINGS; POWERS AND DUTIES Sec. 773a.

(1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee's consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:

      (a) To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.

      (b) To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.

      (c) To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.

      (d)   To place witnesses under oath and to examine witnesses.

      (e)   To provide for the taking of testimony by deposition.

      (f)   To regulate the course of the proceeding.

      (g) To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.

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

(2) The amount and manner of payment of the referee's compensation shall be determined by agreement between the referee and the parties, subject to the court's allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.

(3)   The referee shall do all of the following:

      (a)   Make a record and reporter's transcript of the proceeding.

      (b) Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.

      (c) File the report with the court, together with all original exhibits and the reporter's transcript of the proceeding.

(4) Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.

450.1774. APPRAISAL PROCEEDING; DETERMINATION OF COSTS; ASSESSMENT OF COSTS, FEES, AND EXPENSES
Sec. 774.

(1) The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.

(2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:

      (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.

      (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.

(3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefitted.

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